Exhibit 10.1

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of May 25, 2022

by and between

GP COMMERCIAL CB LLC, as Seller,

GP COMMERCIAL CB SL SUB LLC,

as Swingline Subsidiary,

and

CITIBANK, N.A.,
as Purchaser

TABLE OF CONTENTS

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ARTICLE 29 JOINT AND SEVERAL LIABILITY	90

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EXHIBITS

Exhibit I	Names and Addresses for Communications
Exhibit II	Form of Transaction Request
Exhibit III	Form of Confirmation Statement
Exhibit IV	Authorized Representatives of Seller Counterparties
Exhibit V	Form of Power of Attorney
Exhibit VI	Form of Covenant Compliance Certificate
Exhibit VII	Due Diligence Checklist
Exhibit VIII	Form of Margin Call Notice
Exhibit IX	Form of Servicer Acknowledgment and Instruction Letter
Exhibit X	Representations and Warranties Regarding Each Individual Purchased Asset
Exhibit XI	Representations and Warranties Regarding Contributed Swingline Loans
Exhibit XII	Contributed Swingline Loan Addition Certificate
Exhibit XIII	Form of Availability Certificate

-iii-

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of May 25, 2022 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between GP COMMERCIAL CB LLC, a Delaware limited liability company (“Seller”), GP COMMERCIAL CB SL SUB LLC, a Delaware limited liability company (“Swingline Subsidiary,” and together with Seller, the “Seller Counterparties”) and CITIBANK, N.A., a national banking association (including any successor thereto, “Purchaser”).

RECITALS

WHEREAS, Purchaser and Seller are parties to that certain Master Repurchase Agreement, dated as of June 28, 2017, as amended (the “Existing Agreement”); and

WHEREAS, Purchaser and Seller desire to amend and restate the Existing Agreement in its entirety on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Existing Agreement in its entirety as follows:

ARTICLE 1
APPLICABILITY

Subject to the terms of the Transaction Documents, (i) from time to time the parties hereto may enter into transactions in which Seller will sell to Purchaser all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and (ii) Seller will sell to Purchaser the Swingline Subsidiary Interests and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Purchaser to Seller with a simultaneous agreement by Purchaser to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by a Seller Counterparty to Purchaser. Each such sale of Seller’s right, title and interest in an to an Eligible Asset, as well as the transfer of legal title to Contributed Swingline Loans (as defined herein) to Swingline Subsidiary against the transfer of funds by Purchaser to Seller (each, a “Swingline Transaction”) shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller Counterparties and Purchaser, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits, schedules or annexes identified herein as applicable hereunder. Each individual transfer of an Eligible Asset or Eligible Swingline Loan shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Purchaser to engage in Transactions, but sets forth the requirements under which Purchaser would consider entering into Transactions from time to time. At no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset or Eligible Swingline Loan from any Seller Counterparty to Purchaser. Any commitment to enter into a Transaction shall be subject to Purchaser’s sole discretion, shall be evidenced by Purchaser’s delivery of a

Confirmation pursuant to Article 3(c)(ii) and shall be subject to satisfaction of all terms and conditions of this Agreement.

All Transactions (as defined in the Existing Agreement) outstanding under the Existing Agreement as of the date hereof shall be deemed to be Transactions (as defined in this Agreement) outstanding under this Agreement and all Confirmations (as defined in the Existing Agreement) under the Existing Agreement as of the date hereof shall be deemed to be Confirmations under this Agreement (and, accordingly, in each case, subject to the terms and conditions hereof) and all references in any Transaction Document (including, without limitation, any and all Confirmations and assignment documentation executed pursuant to the Existing Agreement) to “the Agreement” or any similar formulation intended to refer to the Existing Agreement shall be deemed to be references to this Agreement. Purchaser and Seller Counterparties acknowledge and agree that the Existing Agreement shall be void and of no force or effect from and after the date hereof and agree that all obligations outstanding under the Existing Agreement as of the date hereof shall be deemed to be obligations outstanding under this Agreement (and, accordingly, subject to the terms and conditions hereof).

ARTICLE 2
DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i).

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset or any Contributed Swingline Loan, those mortgage loan servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Purchased Asset or any Contributed Swingline Loan in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset or Contributed Swingline Loan is located.

“Account Bank” shall mean Wells Fargo Bank, N.A. or any successor approved by Purchaser in its sole discretion.

“Account Control Agreement” shall mean that certain Account Control Agreement, dated as of the Closing Date, among Purchaser, Seller and Account Bank with respect to the Collection Account, as the same may be amended, modified, and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking of or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; or (e) the admission in writing by such Person of its inability to pay its debts or discharge its obligations as they become due or mature (including without limitation, its obligations under any Transaction Documents); or (f) that any Governmental Authority or agency or any person, agency or entity acting at the direction of any Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Alternative Rate” shall have the meaning specified in Article 3(g).

“Alternative Rate Transaction” shall mean, any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(kk).

“Applicable SOFR” shall mean, with respect to each SOFR Based Transaction, either the SOFR Average or Term SOFR, as applicable, as designated in the related Confirmation.

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Appraisal” shall mean a FIRREA compliant appraisal of the related Mortgaged Property from a third party appraiser in form and substance satisfactory to Purchaser.

“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.

“Assets” shall have the meaning specified in Article 1.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage.

“Bailee Agreement” shall have the meaning specified in the Custodial Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, or any successor statute.

“Benchmark” shall mean, (a) for any SOFR Based Transaction for which the Applicable SOFR designated on the related Confirmation is the SOFR Average, initially, the SOFR Average and (b) for any SOFR Based Transaction for which the Applicable SOFR designated on the related Confirmation is Term SOFR, initially, Term SOFR; provided that if a Benchmark Transition Event or a SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark or with respect to any Transaction, as applicable, then “Benchmark” shall mean, with respect to such then-current Benchmark or with respect to any applicable Transaction, as applicable, the related Benchmark Replacement. Notwithstanding the foregoing, if any setting of any Benchmark as provided above would result in such Benchmark setting being less than the applicable Benchmark Floor, such setting of such Benchmark shall instead be deemed to be such Benchmark Floor.

“Benchmark Floor” shall mean the greater of (a) 0.00% and (b) such higher amount as may be specified with respect to any Transaction in the related Confirmation.

“Benchmark Replacement” shall mean, with respect to any replacement of any then-current Benchmark under the terms of this Agreement, the sum of (a) the alternate benchmark rate that has been selected by Purchaser giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for U.S. dollar-denominated commercial mortgage loan repurchase facilities or other similar agreements at such time and (b) the Benchmark Replacement Adjustment; provided, that such Unadjusted Benchmark Replacement is consistent with the benchmark rate selected by Purchaser in its other commercial mortgage loan repurchase facilities with similarly situated counterparties and wherein Purchaser has a similar contractual right; provided, further, that in connection with a SOFR Transition Event, such Unadjusted Benchmark Replacement shall be the SOFR Average or Term SOFR, as applicable (so long as no Benchmark Transition Event and Benchmark Replacement Date has occurred with respect to such rate), as determined by Purchaser in its sole discretion. Notwithstanding the foregoing, if any setting of the Benchmark Replacement as provided above would result in such Benchmark Replacement setting being less than the applicable Benchmark Floor, such setting of the Benchmark Replacement shall instead be deemed to be such Benchmark Floor.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark under the terms of this Agreement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Purchaser giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated commercial mortgage loan repurchase facilities at such time; provided, that such Benchmark Replacement Adjustment is consistent with the spread adjustment or method for calculating or determining such spread adjustment selected by Purchaser for replacement of such Benchmark with the related Unadjusted Benchmark Replacement in its other commercial mortgage loan repurchase facilities with similarly situated counterparties and wherein Purchaser has a similar contractual right.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark or Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Pricing Rate Period”, “Pricing Rate

Determination Date”, “Reference Time”, “SOFR Average”, “SOFR Based Transaction”, “Term SOFR” and any similar defined term in this Agreement, provisions with respect to timing and frequency of determining rates and making payments of interest or price differential, timing of transaction requests, future advance requests, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any benchmark rate (including, without limitation, SOFR, the SOFR Average and Term SOFR), the formula, methodology or convention for applying the successor Benchmark Floor to any benchmark rate (including, without limitation, SOFR, the SOFR Average and Term SOFR) and other technical, administrative or operational matters) that Purchaser decides may be appropriate to reflect the adoption and implementation of such Benchmark or Benchmark Replacement, as applicable, and to permit the administration thereof by Purchaser in a manner substantially consistent with market practice (or, if Purchaser, in its commercially reasonable judgment, decides that adoption of any portion of such market practice is not administratively feasible or if Purchaser, in its commercially reasonable judgment, determines that no market practice for the administration of such Benchmark or Benchmark Replacement, as applicable, exists, in such other manner of administration as Purchaser decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)               in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof);

(2)               in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or to be non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, noncompliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) even if such Benchmark (or such component thereof) continues to be provided on such date; or

(3)               in the case of a SOFR Transition Event, the date set forth in the related Rate Election Notice provided to Seller Counterparties.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean, with respect to any applicable Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principal for Financial Benchmarks.

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) during which Purchaser determines that (a) adequate and reasonable means do not exist for ascertaining such Benchmark (including, without limitation, if the Benchmark (or the published component used in the calculation thereof) is the SOFR Average or Term SOFR, that the SOFR Average or Term SOFR, as applicable, cannot be determined in accordance with the definition thereof) or (b) it is unlawful to accrue Purchase Price Differential based on such Benchmark or to otherwise use such Benchmark to determine the applicable Purchase Price Differential due for any Pricing Rate Period.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 35% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors, (b) the Guarantor shall cease to directly own and control, of record and beneficially, 100% of the indirect Capital Stock of Seller Counterparties or (c) the consummation of any merger, amalgamation, or consolidation or other binding share exchange or reclassification or similar transaction, in any such case, between Guarantor and another entity (other than any of Guarantor’s Subsidiaries), pursuant to which the common stock of Guarantor shall be converted into cash, securities or other property; provided, however, that, any such transaction referred to in this clause (c) shall not constitute a "Change of Control" if (i) such transaction results in the holders of Guarantor’s common stock immediately prior to the consummation of such transaction owning, directly or indirectly, more than 35% of the combined ordinary voting power of the continuing or surviving entity's issued and outstanding Capital Stock immediately after such transaction is consummated, or (ii) such transaction is effected solely to change Guarantor’s jurisdiction of incorporation or to form a holding company for Guarantor and that results in a share exchange, reclassification or similar exchange of the outstanding common stock of Guarantor solely into common stock of the surviving entity.

“Closing Date” shall mean May 25, 2022.

“Collateral” shall have the meaning specified in Article 6(a).

“Collection Account” shall have the meaning specified in Article 5(c).

“Commercial Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of office, retail, industrial and/or self-storage properties.

“Confidential Information” shall have the meaning specified in Article 28(j).

“Confirmation” shall mean a confirmation substantially in the form of Exhibit III, hereto, as same may be amended, modified and/or restated from time to time.

“Contingent Liabilities” shall mean, with respect to any Person as of any date of determination, all of the following as of such date: (a) liabilities and obligations (including any Guarantees) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-Balance Sheet Rules defined below), (b) obligations, including Guarantees, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), (ii) guarantees of non-monetary obligations which have not yet been called on or quantified, of such Person or any other Person and (iii) reasonable and customary “bad boy” acts agreed to by such person (as a guarantor thereunder) in connection with a mortgage loan or mezzanine loan transaction, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender which is not or, in the case of a future advance obligation under an Eligible Asset, will not be fully offset by a corresponding asset. The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person. “Off-Balance Sheet Rules” shall mean the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified of 17 CFR Parts 228, 229 and 249).

“Contributed Swingline Loans” means each Eligible Swingline Loan, legal title to which is held by Swingline Subsidiary, included in the facility on the date hereof or subsequently added to the facility pursuant to Article 3(j).

“Contributed Swingline Loan Addition Certificate” means a certificate in substantially the form of Exhibit XII hereto, duly certified by an officer of the Seller or Swingline Subsidiary.

“Contributed Swingline Loan Addition Notice” shall have the meaning given such term in Section 3(j)(i) hereof

“Contributed Swingline Loan Approval Notice” shall have the meaning given such term in Section 3(j)(ii) hereof.

“Contributed Swingline Loan Conditions” means with respect to any asset, each of the following conditions:

(a)               Swingline Subsidiary shall own 100% of such asset;

(b)               a Contributed Swingline Loan Event of Default shall not exist;

(c)               such asset shall be originated or acquired by Swingline Subsidiary, and shall not have been modified in any material respect since its origination or acquisition except as disclosed to the Purchaser prior to becoming a Contributed Swingline Loan or otherwise in accordance with this Agreement;

(d)               other than pursuant to the Transaction Documents, Swingline Subsidiary’s interest in such asset is not subject to any Lien or other encumbrance;

(e)               the loan to value ratio with respect to such asset shall not exceed 80%;

(f)                the Minimum Purchase Price Debt Yield Condition has been satisfied;

(g)               Swingline Subsidiary has delivered a certificate certifying, in his/her reasonable, good faith judgment, that such asset satisfies all criteria necessary to qualify as a Eligible Swingline Loan;

(h)               Swingline Subsidiary has delivered the Contributed Swingline Loan Deliverables to Purchaser;

(i)                 such asset is secured by a commercial, multifamily or hospitality property and such asset is not a construction loan, a land loan or a for-sale residential property;

(j)                 the representations and warranties for assets of that type set forth in Exhibit XI are true and correct in all material respects (except as disclosed in writing to Purchaser in an exception report prior to approval of such Contributed Swingline Loan and otherwise from time to time);

(k)               the obligor under such asset is an entity organized under the laws of a state of the United States of America or the District of Columbia;

(l)                 such asset is denominated in Dollars;

(m)             the underlying real property with respect to such asset shall be located within any state of the United States of America or the District of Columbia; and

(n)               except as approved by the Purchaser (such approval not to be unreasonably withheld or delayed), the obligor shall have no debt other than such asset.

Upon any asset ceasing to qualify as an Eligible Swingline Loan, the value of such asset shall be deemed to be $0 unless otherwise approved in writing by the Purchaser. Within five Business Days after becoming aware of any such disqualification, Swingline Subsidiary shall deliver to the Purchaser a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Event of Default arises as a result of such disqualification, and a calculation of the Contributed Swingline Loan Value attributable to such asset.

“Contributed Swingline Loan Deliverables” means, with respect to any Proposed Contributed Swingline Loan, the following items, each in form and substance satisfactory to the Purchaser:

(a)                the investment committee memorandum of the Swingline Subsidiary in respect of the Proposed Contributed Swingline Loan;

(b)                an Appraisal of the underlying real property securing such Proposed Contributed Swingline Loan; and

(c)                such other approvals, opinions or documents as Purchaser may request, including, without limitation, (i) phase I, (ii) senior loan agreement, (iii) senior loan note, (iv) property condition report, (v) title report, (vi) survey, (vii) zoning report, (viii) loan mortgage, (ix) organizational documents and (x) consolidated lien search results.

“Contributed Swingline Loan Documents” means all documents, instruments, agreements, assignments and certificates, including without limitation, any and all loan agreements, notes, allonges or endorsements, mortgages, assignments of leases and rents, security agreements, pledge agreements, assignments of contracts, environmental indemnities, guaranties, mortgagee’s title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions and UCC-1 financing statements, as may be applicable, that are or may be executed (and acknowledged where applicable) and recorded and filed by an obligor in connection with a Contributed Swingline Loan, as the same may be amended or otherwise modified from time to time in accordance with this Agreement. Contributed Swingline Loan Documents shall also include all agreements, permits, assurances and other instruments (such as permits and approvals) that may be delivered to Swingline Subsidiary by the obligor pursuant to the Contributed Swingline Loan.

“Contributed Swingline Loan Early Repayment Event” shall mean, (a) the Contributed Swingline Loan fails to continue to be an Eligible Swingline Loan satisfying each of the Contributed Swingline Loan Conditions, (ii) a Contributed Swingline Loan Event of Default exists with respect to such Contributed Swingline Loan, or (iii) a material breach of a representation and warranty set forth in the Contributed Swingline Loan Documents exists.

“Contributed Swingline Loan Event of Default” shall mean for any Contributed Swingline Loan, an “Event of Default” as defined in the Contributed Swingline Loan Documents for such Contributed Swingline Loan.

“Contributed Swingline Loan Value” has the meaning specified in the Fee Letter.

“Contributed Swingline Maximum Amount” shall have the meaning given such term in the Fee Letter.

“Control” means, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Covenant Compliance Certificate” means an officer’s certificate from each Seller Counterparty substantially in the form of Exhibit VI attached hereto.

“Covered Taxes”: Any Taxes imposed on or with respect to any payment made by or on account of any obligation of Seller and Swingline Subsidiary under any Transaction Document or required to be withheld or deducted from a payment by Seller or Swingline Subsidiary, as applicable, to Purchaser under the Transaction Documents excluding (a) income taxes, branch profits taxes, franchise taxes or any other Taxes imposed on or measured by net income (however denominated) or any similar Taxes, in each case, (i) imposed by the jurisdiction in which Purchaser is organized, or maintains either its principal office or a lending or purchasing office in, or any political subdivision of any thereof, or (ii) that are Other Connection Taxes, (b) any and all withholding Taxes imposed by the laws of the United States of America that are in effect (x) as of the date of this Agreement, (y) as of the date on which Purchaser changes its principal office or its lending or purchasing office, or (z) as of the date when Purchaser becomes a buyer pursuant to Article 18(b), (c) any Taxes attributable to Purchaser’s or any assignee’s of Purchaser failure to comply with Article 5(k)(v), Article 5(k)(vi) or Article 18(f), (d) any Taxes imposed under FATCA, and (e) any Tax imposed on a transferee, assignee or participant at the time it acquired its interest in a Transaction (or if such transferee, assignee or participant is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member of such transferee, assignee or participant becomes a beneficiary, partner or member thereof, if later), except, in each case, to the extent the relevant transferor, assignor or Purchaser was entitled to receive additional amounts hereunder.

“Credit Event” shall mean, with respect to any Purchased Asset or Contributed Swingline Loan, a material adverse change in the credit characteristics of, without limitations, the related Mortgaged Property, any related Mortgagor, Mezzanine Borrower or other obligor (including, without limitation, any guarantor, participant or sponsor) or the related commercial real estate market in which the Mortgaged Property is located; provided, however, that a Credit Event shall not be deemed to exist solely as a result of any event that results in the increase or decrease of interest rate spreads or other similar benchmarks (including, without limitation, U.S. treasury rates, interest rate swaps, or the prime rate) or any disruption in the commercial mortgage backed securities market, capital markets or credit markets. Any determination that a Credit Event has occurred shall be made by Purchaser in its sole but good faith business judgment.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Original Closing Date, by and among Custodian, Seller and Purchaser, as the same may be amended, modified and/or restated from time to time and/or any replacement agreement.

“Custodial Delivery” shall mean compliance by Seller with the delivery obligations set forth in Section 2.01 of the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, N.A., or any successor custodian approved by Purchaser in its sole discretion.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division” shall mean the division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Due Diligence Checklist” shall mean, with respect to any Eligible Asset, the due diligence materials set forth on Exhibit VII hereto.

“Due Diligence Package” shall mean, with respect to any Eligible Asset, (a) the items on the Due Diligence Checklist, in the case of each item, to the extent applicable, (b) the Requested Exceptions Report and (c) such other documents or information as Purchaser or its counsel shall reasonably deem necessary.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(d).

“Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Economic Sanctions” shall have the meaning specified in Article 9(hh).

“Eligibility Criteria” shall mean (i) the proposed Purchased Asset is a performing Mortgage Loan, Mezzanine Loan or Senior Interest accruing interest at a floating rate based on the SOFR Average, Term SOFR or any other benchmark rate approved by Purchaser in its sole and reasonable discretion, (ii) after giving effect to the purchase of the proposed Purchased Asset, the Portfolio Purchase Price Debt Yield (including the proposed Purchased Asset), as determined by Purchaser, will be greater than the Minimum Portfolio Purchase Price Debt Yield, (iii) there is no monetary or material non-monetary default or event of default (beyond all applicable notice and grace periods) under the related Purchased Asset Documents, (iv) the Mortgaged Property LTV of the proposed Purchased Asset will not exceed the Mortgaged Property LTV Threshold, (v) the maximum term of the proposed Purchased Asset, including all extension options, is not more than five (5) years, and (vi) the proposed Purchased Asset is not an ARD Loan.

“Eligible Asset” shall mean any performing, floating-rate Mortgage Loan, Mezzanine Loan or Senior Interest (i) that is approved by Purchaser in its sole and absolute discretion, (ii) with respect to which, upon such Eligible Asset becoming a Purchased Asset or Contributed Swingline Loan, the applicable representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects except to the extent disclosed in a Requested Exceptions Report approved by Purchaser, (iii) which, in the case of a Mortgage Loan, is secured by stabilized or un-stabilized Commercial Assets, Multifamily Assets or Hotel Assets and is not secured by a healthcare facility, construction properties, for-sale residential properties or any land loans (or, in the case of a Mezzanine Loan, is secured by first priority pledges of all of the Capital Stock of Persons that directly or indirectly own stabilized or un-stabilized Commercial Assets, Multifamily Assets or Hotel Assets and not any healthcare facility, construction properties, for-sale residential properties or land loans), (iv) with respect to which, in the case of a Mezzanine Loan, the related Mortgage Loan is a Purchased Asset or Contributed Swingline Loan, and (v) that satisfies the Eligibility Criteria as of any date of determination as determined by Purchaser in its sole discretion (except to the extent waived by Purchaser as of the Purchase Date).

“Eligible Swingline Loan” means any performing Mortgage Loan, which, subject to Article 3(j)(iii), at all times, satisfies each of the Contributed Swingline Loan Conditions.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which any Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which any Seller is a member.

“Event of Default” shall have the meaning specified in Article 13(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Exit Fee Side Letter” shall mean the side letter agreement, dated as of the Original Closing Date, from Citigroup Capital Markets, Inc. and accepted and agreed by Seller, as same may be amended, modified and/or restated from time to time.

“Facility Amount” shall have the meaning specified in the Fee Letter.

“Facility Availability Period Expiration Date” shall mean the Facility Expiration Date.

“Facility Expiration Date” shall mean the day that is the earlier of (i) the Stated Facility Expiration Date, and (ii) any Accelerated Repurchase Date.

“FATCA” means Internal Revenue Code sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FDIA” shall have the meaning specified in Article 21(c).

“FDICIA” shall have the meaning specified in Article 21(d).

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Purchaser from three (3) federal funds brokers of recognized standing selected by it; provided that such selected brokers shall be the same brokers as selected for all of Purchaser’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available.

“Fee Letter” shall mean the letter agreement, dated as of the Original Closing Date, as amended, from Purchaser and accepted and agreed by Seller Counterparties, as same may be further amended, modified and/or restated from time to time.

“Filings” shall have the meaning specified in Article 6(c).

“Future Advance Failure” shall have the meaning specified in Article 11(m).

“Future Funding Advance Draw” shall have the meaning specified in Article 3(e)(iii).

“Future Funding Advance Draw Request” shall have the meaning specified in Article 3(e)(iii).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Granite Point Mortgage Trust, Inc., a Maryland corporation, or any respective successor thereto, and any other guarantor that joins the Guaranty with the consent of Purchaser granted in its sole discretion.

“Guarantor Threshold” shall have the meaning specified in the Fee Letter.

“Guaranty” shall mean the Amended and Restated Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, as same may be amended, modified and/or restated from time to time.

“Hotel Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of one or more hotel properties.

“Income” shall mean, with respect to any Purchased Asset or Contributed Swingline Loan at any time, all monies collected from or in respect of such Purchased Asset or Contributed Swingline Loan, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, plus all proceeds from sale or other disposition of such Purchased Asset or Contributed Swingline Loan, but excluding all related escrow and reserve payments, all expense reimbursement payments, which shall be applied pursuant to the Servicing Agreement, and all servicing fees with respect to the Purchased Assets or Contributed Swingline Loan payable pursuant to the Servicing Agreement. For the avoidance of doubt, Income shall not include origination fees and expense deposits paid in connection with the origination and closing of the Purchased Asset or Contributed Swingline Loan.

“Indebtedness” shall mean, with respect to any Person on any date, all of the following on such date, whether or not included as indebtedness or liabilities in accordance with GAAP determined without duplication:

(i)                 obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise);

(ii)              obligations, whether or not for money borrowed (A) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (B) evidenced by bonds, debentures, notes or similar instruments, (C) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (D) in connection with the issuance of preferred equity or trust preferred securities;

(iii)            Capitalized Lease Obligations;

(iv)             reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment);

(v)               Off-Balance Sheet Obligations;

(vi)             obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(vii)          as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, committed future funding obligations which are not fully offset by a corresponding asset, purchase obligations, repurchase obligations, sale/buy-back agreements, takeout commitments or forward equity commitments which are not or, in the case of a future advance obligation under an Eligible Asset, will not be fully offset by a corresponding asset, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of equity interests (other than mandatory redeemable stock));

(viii)        all Non-Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (other than pursuant to any guarantee of customary non-recourse exceptions, but only to the extent they are contingent);

(ix)             all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens permitted hereunder) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided that, if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien;

(x)               all Contingent Liabilities;

(xi)             all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services;

(xii)          indebtedness of general partnerships for which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and

(xiii)        obligations to fund capital commitments under any articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, subscription agreement or otherwise.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Amounts” and “Indemnified Parties” shall each have the meaning specified in Article 25(a).

“Independent Member” shall mean a natural Person who:

(a)               is not at the time of initial appointment and has never been, and will not while serving as Independent Member be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Member of Seller or any Affiliate thereof), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Member of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person Controlled, Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; and

(b)               has (i) prior experience as an independent director or independent member for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent members thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Corporate Research, Ltd., National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Company, or if none of these companies is then providing professional independent directors, another nationally recognized company reasonably acceptable to Purchaser, that is not an Affiliate of any Seller and that provides, inter alia, professional independent directors or independent members in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Member”) and is an employee of such a company or companies at all times during his or her service as an Independent MemberError! Bookmark not defined..

A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent member of a “special purpose entity” that is an Affiliate of any Seller Party (provided that such Affiliate does not or did not own a direct or indirect equity interest in any Seller) shall not be disqualified from serving as an Independent Member, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent member of Affiliates of any Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Member if such individual is a Professional Independent Member and such individual complies with the requirements of the previous sentence.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, dissolution, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and the regulations promulgated and rulings issued thereunder.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of any Person pursuant to the Transaction Documents, reference is made to the knowledge of any such Person (whether by use of the words “knowledge” or “know”), unless otherwise expressly specified, same shall mean (a) the actual knowledge of the individuals of such Person or its Affiliates who have responsibility for any day-to-day decision making, or the legal, operational or financial affairs of such Person; or (b) with respect to any representations, warranties, certifications or statements with respect to any Purchased Asset or Contributed Swingline Loan, the actual knowledge of those individuals who have responsibility for the origination or acquisition, as applicable, underwriting, servicing or sale of such Purchased Asset or Contributed Swingline Loan .

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business and conducting transactions in foreign currency and exchange.

“Mandatory Early Repurchase Event” shall mean, (1) with respect to any Purchased Asset (a) such Purchased Asset is subject to a material breach of a representation and warranty set forth in Exhibit X hereto, as determined by Purchaser, in its sole discretion (except to the extent disclosed in a Requested Exceptions Report and approved by Purchaser in writing), (b) in respect of which any material portion of the Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement (except to the extent disclosed in a Trust Receipt issued by the Custodian on or prior to the Purchase Date), (c) such Purchased Asset has been released from the possession of the Custodian under the Custodial Agreement to the applicable Seller Counterparty for a period in excess of the time period permitted under the Custodial Agreement, (d) a Purchased Asset Event of Default exists with respect to such Purchased Asset or any Related Purchased Asset, (e) such Purchased Asset has not been repurchased on the applicable Repurchase Date, (f) the failure of any Purchased Asset to qualify for safe harbor treatment as contemplated in Article 23 or (g) Seller fails to purchase any Related Purchased Asset simultaneously with the repurchase of any Purchased Asset, and (2) with respect to any Contributed Swingline Loan, the occurrence of a Contributed Swingline Loan Early Repayment Event.

“Margin Amount” shall mean, with respect to any Purchased Asset or Contributed Swingline Loan on any date, an amount equal to the product of (a) the related Margin Percentage on such date multiplied by (b) the Purchase Price of such Purchased Asset on such date or the Swingline Advance Amount of such Contributed Swingline Loan on such date, as applicable.

“Margin Call Notice” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall mean an amount equal to the positive difference (if any) between the aggregate Margin Amount for all Purchased Assets or Contributed Swingline Loans and the aggregate Market Value of all Purchased Assets or Contributed Swingline Loans.

“Margin Excess” shall mean, with respect to any Purchased Asset and Contributed Swingline Loan on any date, the product of (a) the amount by which the Market Value of such Purchased Asset or Contributed Swingline Loan exceeds the Margin Amount of such Purchased Asset or Contributed Swingline Loan on such date, multiplied by (b) the Maximum Purchase Price Percentage or the Swingline Advance Amount, as applicable, for such Purchased Asset or Contributed Swingline Loan.

“Margin Excess Advance” shall have the meaning specified in Article 3(e)(iv).

“Margin Excess Request” shall have the meaning specified in Article 3(e)(iv).

“Margin Percentage” shall mean, with respect to any Purchased Asset or Contributed Swingline Loan as of any date, a percentage equal to the quotient of (i) one (1) divided by (ii) the Maximum Purchase Price Percentage or Swingline Advance Amount, as applicable, for such Purchased Asset or Contributed Swingline Loan, as of any such date.

“Market Value” shall mean, with respect to any Purchased Asset or Contributed Swingline Loan, on any date, the lesser of (i) the market value for such Purchased Asset or Contributed Swingline Loan, as determined by Purchaser in its sole discretion exercised in good faith, and (ii) the outstanding principal balance of such Purchased Asset or Contributed Swingline Loan. The Market Value of a Purchased Asset as of the Purchase Date will be set forth in the Confirmation executed in connection with the Transaction for such Purchased Asset, and notwithstanding anything to the contrary contained herein or in any Transaction Document, such Market Value will not be adjusted by Purchaser for any Purchased Asset after the related Purchase Date except upon the occurrence and during the continuance of a Credit Event with respect to such Purchased Asset or Contributed Swingline Loan. Without limiting the foregoing, the Market Value may be reduced by Purchaser, at Purchaser’s discretion, exercised in good faith (including to zero) with respect to any Purchased Asset or Contributed Swingline Loan (i) in respect of which there is a material breach of any representation or warranty contained in this Agreement (other than a breach disclosed to Purchaser in a Requested Exceptions Report), (ii) in respect of which a Purchased Asset Event of Default or Contributed Swingline Loan Event of Default has occurred and is continuing under the related Purchased Asset Documents, or (iii) if such Purchased Asset or Contributed Swingline Loan is not repurchased or repaid on its Repurchase Date or Repayment

Date, respectively, from and after the Repurchase Date or Repayment Date, respectively, of such Purchased Asset or Contributed Swingline Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets, or results of operations (or prospects) of any Seller Party, (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Purchaser under any of the Transaction Documents.

“Maximum Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Mezzanine Borrower” shall mean the obligor on any applicable Mezzanine Note.

“Mezzanine Loan” shall mean a performing mezzanine loan secured by pledges of 100% of the Capital Stock of the Mortgagor under a related Mortgage Loan which is a Purchased Asset.

“Mezzanine Loan Documents” shall mean, respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Minimum Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Minimum Purchase Price Debt Yield Condition” shall have the meaning specified in the Fee Letter.

“Minimum Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in (subject to Permitted Encumbrances) an estate in fee simple in real property and the improvements thereon or a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more commercial (including office, retail, industrial and self-storage), multi-family, or hospitality properties.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean (i) with respect to any Mortgage Loan, the mortgaged property securing such Mortgage Loan and (ii) with respect to any Mezzanine Loan, the real property owned by the Person the Capital Stock of which is pledged as collateral for such Mezzanine Loan.

“Mortgaged Property LTV” shall mean, on any date with respect to any Purchased Asset or Contributed Swingline Loan, a fraction (expressed as a percentage) (A) the numerator of which is the outstanding principal balance of such Purchased Asset or Contributed Swingline Loan and any Related Purchased Asset and (B) the denominator of which is the “as-is” appraised value of the related Mortgaged Property.

“Mortgaged Property LTV Threshold” shall have the meaning set forth in the Fee Letter.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by any Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Multifamily Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of real property with five (5) or more residential units (including mixed use multi-family/office and multi-family retail) as to which the majority of the underwritten revenue is from residential rental units, and which may include mobile housing and student housing.

“Non-Recourse Indebtedness” shall mean Indebtedness of a Person for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Act of Insolvency, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or to a special purpose vehicle subsidiary of such Person whose only assets are such specific assets (solely to the extent that such special purpose vehicle is not subject to a substantive consolidation with such Person).

“Non-U.S. Person” shall have the meaning specified in Article 5(k)(v).

“Off-Balance Sheet Obligations” shall mean, with respect to any Person on any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws, would be characterized as Indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as Indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Original Closing Date” shall mean June 28, 2017.

“Other Connection Taxes” shall mean Taxes imposed on Purchaser, or an assignee of the Purchaser’s rights and obligations under this Agreement as a result of a present or former connection between Purchaser or such assignee and the jurisdiction imposing such Tax (other than connections arising from Purchaser or such assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document).

“Other Taxes” shall have the meaning specified in Article 5(k)(ii).

“Participation Certificate” shall mean the participation certificate (to the extent certificated) or other evidence of ownership of a Participation Interest.

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

“Participant Register” shall have the meaning specified in Article 18(e).

“Patriot Act” shall have the meaning specified in Article 9(hh).

“Permitted Encumbrances” shall mean, with respect to any Purchased Asset or Contributed Swingline Loan (a) such liens, easements, rights and encumbrances as are permitted by the related Purchased Asset Documents and (b) Liens granted pursuant to the Transaction Documents.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by any Seller Counterparty or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which any Seller Counterparty or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Pricing Rate” shall have the meaning specified in the Fee Letter.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c)(v).

“Pricing Rate Determination Date” shall mean, (a) with respect to any SOFR Based Transaction, the SOFR Based Pricing Rate Determination Date and (b) with respect to any Transaction that not a SOFR Based Transaction, the date on which the Pricing Rate is to be set, as determined by Purchaser in accordance with the Benchmark Replacement Conforming Changes.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date, (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased

Asset or Contributed Swingline Loan end subsequent to the scheduled Repurchase Date for such Purchased Asset or Contributed Swingline Loan.

“Principal Payment” shall mean, with respect to any Purchased Asset or Contributed Swingline Loan, any payment or prepayment of principal received as, or applied to, as a payment or prepayment of principal in respect thereof.

“Proposed Contributed Swingline Loan” shall have the meaning set forth in Article 3(j).

“Prohibited Person” shall mean (i) a person or entity whose name appears on, is directly or indirectly owned or controlled by anyone appearing on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (ii) any foreign shell bank and (iii) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.

“Purchase Date” shall mean, (i) with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from Seller hereunder, and (ii) with respect to any Contributed Swingline Loan, the date on which the Purchaser makes an advance with respect to such Contributed Swingline Loan pursuant to Article 3(j).

“Purchase Price” shall have the meaning specified in the Fee Letter.

“Purchase Price Debt Yield” shall have the meaning set forth in the Fee Letter.

“Purchase Price Differential” shall have the meaning specified in the Fee Letter.

“Purchase Price LTV” shall have the meaning specified in the Fee Letter.

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Purchase Price Percentage Stepdown” shall have the meaning set forth in Article 3(l).

“Purchased Asset” shall mean (1) with respect to all Transactions (other than a Swingline Transaction) (a) the Eligible Asset, and any related rights, interests or claims of any kind with respect to such Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by the applicable Seller Counterparty), in the case of each of sub-clauses (a) and (b) above, including to the extent related to the Purchased Assets, all of the Seller’s right, title and interest in and to, (i) the Purchased Asset Documents, (ii) the Servicing Rights, (iii) the Servicing Agreement, (iv) the Servicing Records, (v) mortgage guaranties, mortgage insurance, insurance policies, insurance certificates, insurance claims, insurance proceeds, collection and escrow accounts, letters of credit, forward trades and take out commitments, (vi) the principal balances of the Purchased Assets, not just the amount advanced by Purchaser to Seller in respect of the Purchase Price of such Purchased Asset, (vii) Income, (viii) indemnities, warranties or other credit support or enhancement, (ix) all related pledged collateral and (x) all supporting obligations of any kind (provided, however, that any Purchased Asset that is repurchased by the Seller in accordance with this Agreement shall cease to be a Purchased Asset) and (2) with respect to any Swingline Transaction, the Swingline Subsidiary Interests.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset Event of Default” shall mean for any Purchased Asset, an “Event of Default” as defined in the Purchased Asset Documents for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” with respect to each Purchased Asset in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Items” shall mean all of the applicable Seller Counterparty’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(a)               the Purchased Assets;

(b)               all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(c)               all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(d)               all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning specified in the introductory paragraph hereof.

“Qualified Transferee” shall mean any insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, government entity or plan or any Affiliate of Purchaser.

“Qualified Transferee Requirements” shall mean any requirement under any Purchased Asset Document that the holder or the transferee of the related Purchased Asset be a qualified or eligible transferee, qualified institutional lender or qualified or eligible lender (however defined).

“Rate Election Notice” shall mean, the written notice of the election by Purchaser, in its sole discretion, to declare that a “SOFR Transition Event” shall occur, which Rate Election Notice shall designate the affected Benchmark, the applicable Benchmark Replacement Date and whether the applicable Unadjusted Benchmark Replacement shall be the SOFR Average or Term SOFR.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark for each Pricing Rate Period, (a) if such Benchmark is the SOFR Average or Term SOFR, 3:00 p.m. (New York city) time on the SOFR Based Pricing Rate Determination Date and (b) if such Benchmark is not the SOFR Average or Term SOFR, then the time determined by Purchaser in accordance with the Benchmark Replacement Conforming Changes.

“Register” shall have the meaning specified in Article 18(d).

“Related Credit Enhancement” shall have the meaning specified in Article 6(a).

“Related Purchased Asset” shall mean (i) with respect to any Mortgage Loan which is a Purchased Asset, any Mezzanine Loan related to such Mortgage Loan and (ii) with respect to any Mezzanine Loan which is a Purchased Asset, the related Mortgage Loan.

“Remittance Date” shall mean the seventeenth (17th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to in writing by Seller Counterparties and Purchaser.

“Repayment Date” shall mean with respect to any Contributed Swingline Loan, the earliest to occur of (a) the maturity date of such Contributed Swingline Loan (as same may be extended pursuant to the Contributed Swingline Loan Documents); (b) the Facility Expiration Date; (c) the Swingline Early Repayment Date with respect to such Contributed Swingline Loan; (d) the Swingline Accelerated Repayment Date; (e) the date set forth in Article 3(h)(1)(B); or (f) the date that is two (2) Business Days after any Seller Counterparty receives written notice of the occurrence of a Future Advance Failure with respect to such Contributed Swingline Loan.

“Representatives” shall have the meaning specified in Article 28(j).

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day; (b) the maturity date of such Purchased Asset (as same may be extended pursuant to the Purchased Asset Documents); (c) the Facility Expiration Date; (d) the Early Repurchase Date with respect to such Purchased Asset; (e) the Accelerated Repurchase Date; (f) the date set forth in Article 3(h)(1)(B); or (g) the date that is two (2) Business Days after Seller receives written notice of the occurrence of a Future Advance Failure with respect to such Purchased Asset.

“Repurchase Obligations” shall have the meaning specified in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset (other than a Contributed Swingline Loan) as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to a Seller Counterparty; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date; (iii) all accrued and unpaid costs and expenses (including, without limitation, the fees and expenses of counsel) of Purchaser relating to such Purchased Assets; and (iv) any other amounts due and owing by a Seller Counterparty to Purchaser and its Affiliates pursuant to the terms of the Transaction Documents as of such date (including, without limitation, any amount payable pursuant to Article 3(f)(ii) or any Exit Fee payable pursuant to the Fee Letter).

“Requested Exceptions Report” shall mean, with respect to any proposed Purchased Asset, a list delivered to Purchaser as part of the Due Diligence Package containing any and all exceptions to the representations and warranties and any other Eligibility Criteria contained in this Agreement applicable to such proposed Purchased Asset (or that will be applicable to such proposed Purchased Asset if it becomes a Purchased Asset).

“Requirement of Law” shall mean, as of any date, any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“S&P” shall mean Standard and Poor’s Ratings Services and any successor or successors thereto.

“SEC” shall have the meaning specified in Article 22(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning specified in the introductory paragraph hereof.

“Seller Counterparties” shall have the meaning specified in the introductory paragraph hereof.

“Seller Threshold” shall have the meaning specified in the Fee Letter.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller, Swingline Subsidiary and Guarantor.

“Senior Interest” shall mean a senior Participation Interest. A senior Participation Interest shall not be pari passu (unless (i) such pari passu Participation Interest is the controlling interest of the related Mortgage Loan and the applicable Seller Counterparty retains legal title to the related Mortgage Note and Mortgage Loan, or (ii) if such pari passu Participation Interest is not a controlling interest, then the controlling interest of the related Mortgage Loan has been securitized in a transaction in which Guarantor or a subsidiary of Guarantor owns the entire interest other than such pari passu Participation Interest and is the controlling holder of the Mortgage Loan (such that the party retaining record title to the related Mortgage Note and Mortgage Loan is such securitization issuer)).

“Servicer” shall mean (i) Trimont Real Estate Advisors, LLC, for so long as it maintains a primary and special servicer rating of “above average” or better from S&P, or (ii) any other third-party servicer (a) having a primary and special servicer rating of “above average” or better from S&P, and (b) approved by Purchaser in its reasonable discretion.

“Servicer Joinder Agreement” shall mean that certain Joinder Agreement, dated as of the Closing Date, relating to the Swingline Subsidiary’s rights, duties and obligations under the Servicing Agreement.

“Servicer Letter” shall have the meaning specified in Article 27(e).

“Servicing Agreement” shall mean the Amended and Restated Servicing and Asset Management Agreement, dated as of April 28, 2021, by and between Servicer and GP Commercial Holdings LLC, and to which Seller has been joined pursuant to a joinder agreement and Swingline Subsidiary has been joined pursuant to that certain Servicer Joinder Agreement dated as of the Closing Date, as same may be amended, modified and/or restated, or any replacement thereof with a successor Servicer, which replacement servicing agreement is acceptable to Purchaser in its reasonable discretion and any servicing agreement hereafter entered into with any additional Servicer which additional servicing agreement is acceptable to Purchaser in its reasonable discretion.

“Servicing Records” shall have the meaning specified in Article 27(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice the Purchased Assets or Contributed Swingline Loan or to possess related Servicing Records.

“Settlement Agent” shall mean a nationally recognized title company, escrow company or law firm, as applicable, in accordance with local law and practice, which is a party to the Bailee Agreement and is approved by Purchaser in its sole and absolute discretion.

“Significant Modification” shall mean:

(i)       any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset or Contributed Swingline Loan (or related Mortgage Loan, as applicable) or any extension of the maturity date of such Purchased Asset or Contributed Swingline Loan (or related Mortgage Loan, as applicable), except pursuant to the exercise of any extension term expressly provided in the related Purchased Asset Documents or Contributed Swingline Loan Documents for which there is no material lender discretion;

(ii)       any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset or Contributed Swingline Loan (or related Mortgage Loan, as applicable) or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Purchased Asset Documents or Contributed Swingline Loan Documents (or related Mortgage Loan, as applicable) and for which there is no material lender discretion (it being acknowledged that Seller Counterparties’ right to calculate the debt service coverage ratio, debt yield, loan to value ratio or other similar financial tests (but not the waiver or modification of any such tests) shall not be considered material lender discretion for purposes of this clause (ii));

(iii)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset or Contributed Swingline Loan (or related Mortgage Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents or Contributed Swingline Loan Documents; and

(iv)       any acceptance of an assumption agreement releasing a Mortgagor or Mezzanine Borrower from liability under a Purchased Asset or Contributed Swingline Loan (or related Mortgage Loan, as applicable) other than pursuant to the specific terms of such Purchased Asset or Contributed Swingline Loan (or related Mortgage Loan, as applicable) and for which there is no material lender discretion.

“SIPA” shall have the meaning specified in Article 22(a).

“SOFR” shall mean the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Average” shall mean the compounded average of SOFR over a rolling calendar day period of thirty (30) days (“30-Day SOFR Average”) which, with respect to the setting of such rate with respect to each Pricing Rate Period, shall be the 30-Day SOFR Average (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) published by the SOFR Administrator on the SOFR Administrator’s Website for the related Reference Time; provided, however, that if, as of such Reference Time, the 30-Day SOFR Average has not been published on the SOFR Administrator’s Website, the SOFR Average for such setting will be 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to the related SOFR Based Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of the SOFR Average as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of the SOFR Average shall instead be deemed to be such Benchmark Floor.

“SOFR Based Pricing Rate Determination Date” shall mean, (a) in the case of the first Pricing Rate Period for any Purchased Asset or Contributed Swingline Loan, two (2) U.S. Government Securities Business Days prior to the related Purchase Date for such Purchased Asset or Contributed Swingline Loan, and (b) in the case of each subsequent Pricing Rate Period, two (2) U.S. Government Securities Business Days preceding the first day of such Pricing Rate Period.

“SOFR Based Transaction” shall mean any Transaction for which the Benchmark (or the published component used in the calculation thereof) designated in the related Transaction (or as a result of the occurrence of a Benchmark Transition Event or SOFR Transition Event, as applicable, and the related Benchmark Replacement Date) is either the SOFR Average or Term SOFR.

“SOFR Transition Event” shall mean, the occurrence of:

(1)       a determination by Purchaser to convert all Transactions using an applicable Benchmark to a Benchmark Replacement; and

(2)       the provision by Purchaser of the applicable Rate Election Notice to Seller Counterparties.

“Stated Facility Expiration Date” shall mean May 25, 2025.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any Seller Counterparty.

“Swingline Accelerated Repayment Date” shall have the meaning specified in Article 13(b)(i).

“Swingline Advance Amount” shall have the meaning specified in the Fee Letter.

“Swingline Early Repayment Date” shall have the meaning specified in Article 3(d).

“Swingline Early Repayment” shall mean the repayment of the related Swingline Advance Amount of a Contributed Swingline Loan as described in Article 3(d).

“Swingline Loan Advance Rate” shall have the meaning specified in the Fee Letter.

“Swingline Repayment Amount” shall mean, with respect to any Contributed Swingline Loan as of any Repayment Date or any date on which the Swingline Repayment Amount is required to be determined hereunder, the sum of (i) the outstanding Swingline Advance Amount of such Contributed Swingline Loan as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Contributed Swingline Loan as of such date; (iii) all accrued and unpaid costs and expenses (including, without limitation, the fees and expenses of counsel) of Purchaser relating to such Contributed Swingline Loan; and (iv) any other amounts due and owing by a Seller Counterparty to Purchaser and its Affiliates pursuant to the terms of the Transaction Documents as of such date (including, without limitation, any amount payable pursuant to Article 3(f)(ii)).

“Swingline Subsidiary” shall have the meaning specified in the introductory paragraph hereof.

“Swingline Subsidiary Agreement” shall mean the operating agreement of Swingline Subsidiary.

“Swingline Subsidiary Interests” shall mean all of Seller’s interests, including one hundred percent (100%) of Seller’s equity interest in Swingline Subsidiary and all of its rights to participate in the operation and management of Swingline Subsidiary and all of its rights to properties, assets, limited liability company interests and distributions under the Swingline Subsidiary Agreement in respect of shares of limited liability company interests. “Swingline Subsidiary Interests” shall also include (i) all accounts receivable arising out of the Swingline Subsidiary Agreement; (ii) all general intangibles arising out of the Swingline Subsidiary Agreement; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein), any and all contractual rights of Seller under any revenue sharing agreement to receive all or any portion of the revenues or profits of Swingline Subsidiary.

“Swingline Transaction” shall have the meaning specified in Article 1.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean, the forward-looking term rate based on SOFR with a tenor of one month (the “Term SOFR Reference Rate”) which, with respect to the setting of such rate with respect to each Pricing Rate Period, shall be the Term SOFR Reference Rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) published by the Term SOFR Administrator as of the related Reference Time; provided, however, that if, as of the such Reference Time, the Term SOFR Reference Rate has not been published by the Term SOFR Administrator then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to the related SOFR Based Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of Term SOFR as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of Term SOFR shall instead be deemed to be such Benchmark Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by Purchaser in its reasonable discretion.

“Transaction” shall have the meaning specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, the Fee Letter, the Exit Fee Side Letter, the Guaranty, the Custodial Agreement, the Servicer Letter, the Account Control Agreement, the Servicer Joinder Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, all other documents executed in connection with this Agreement or any Transaction and all exhibits, annexes, schedules and other attachments to any of the foregoing, in each case, as such document may be amended, modified and/or restated from time to time.

“Transaction Request” shall mean a transaction request substantially in the form of Exhibit II hereto.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Purchaser in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“Type” shall mean, with respect to an Eligible Asset, such Eligible Asset’s classification as one of the following, in each case, as determined by Purchaser: Multifamily Assets, Commercial Assets or Hotel Assets (or, in the case of a Mezzanine Loan, the related Mortgage Loan’s classification as one of the following, in each case, as determined by Purchaser: Multifamily Assets, Commercial Assets or Hotel Assets).

“UCC” shall have the meaning specified in Article 6(c).

“UCC Filing Jurisdiction” shall mean, with respect to the applicable Seller Counterparty, the State of Delaware.

“UCC Financing Statement” shall have the meaning specified in Article 3(b)(i)(M).

“Underwritten Net Operating Income” shall have the meaning specified in the Fee Letter.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Upfront Fee” shall have the meaning specified in the Fee Letter.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 5(k)(v).

“Volcker Rule” shall have the meaning specified in Article 9(x).

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and

“hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”. In addition, whenever Purchaser has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Purchaser (or any similar language or terms), the decision of Purchaser with respect thereto shall be subject in all cases to the implied covenant of good faith and fair dealing.

ARTICLE 3
INITIATION; CONFIRMATION; TERMINATION; FEES

(a)               Initiation and Confirmation. (i) On or after the Closing Date but prior to the Facility Availability Period Expiration Date, Seller Counterparties may, from time to time request that Purchaser enter into a Transaction with respect to a proposed Eligible Asset or Contributed Swingline Loan by, other than with respect to a Swingline Transaction, delivering to Purchaser a Transaction Request and Due Diligence Package. The addition to the facility of Contributed Swingline Loans shall be governed by Article 3(j) hereof. Purchaser shall have the right to request such additional diligence materials with respect to a proposed Eligible Asset as Purchaser deems necessary in its sole discretion. Purchaser shall use commercially reasonable efforts to, within ten (10) Business Days after receipt of a Transaction Request, Due Diligence Package and additionally requested diligence materials, (i)(A) complete its due diligence review of the proposed Eligible Asset and (B) receive an internal credit decision with respect to the proposed Transaction and (ii) upon completion of the conditions in the preceding clause, (A) notify Seller Counterparties that the proposed Transaction is approved by delivering to Seller Counterparties a duly completed Confirmation executed by Purchaser or (B) notify Seller Counterparties that the proposed Transaction is disapproved; provided that Purchaser’s decision to approve any Transaction shall be made in Purchaser’s sole and absolute discretion. Upon receipt of a completed Confirmation executed by Purchaser, Seller Counterparties shall evidence its agreement to proceed with the proposed Transaction by promptly returning to Purchaser a counter-executed Confirmation. Unless Purchaser and Seller Counterparties agree otherwise in writing, Purchaser’s failure to respond to Seller within the time period set forth in the preceding sentence shall be deemed disapproval of Seller’s request to enter into a proposed Transaction. For the avoidance of doubt, the Seller Counterparties acknowledge that at no time shall Purchaser be obligated to agree to purchase or effect the transfer of any asset proposed by any Seller Counterparty.

(ii)              Upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial Transaction but other than a Swingline Transaction, which shall be governed by Article 3(b) and Article 3(j)), the proposed Purchased Asset shall be transferred to Purchaser as specified in Article 7(a).

(iii)            Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(b)               Conditions Precedent to Initial Transaction. Purchaser’s agreement to enter into the initial Transaction after the Closing Date (including any Swingline Transactions) is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent:

(i)                 Delivery of Documents. The following documents, shall have been delivered to Purchaser:

(A)             this Agreement, duly completed and executed by each of the parties hereto;

(B)              the Fee Letter, duly completed and executed by each of the parties thereto;

(C)              the Exit Fee Side Letter, duly completed and executed by each of the parties thereto;

(D)             the original certificate evidencing the Capital Stock of Swingline Subsidiary;

(E)              the Custodial Agreement, duly completed and executed by each of the parties thereto;

(F)              the Account Control Agreement, duly completed and executed by each of the parties thereto;

(G)             the Guaranty, duly completed and executed by each of the parties thereto;

(H)             the Servicing Agreement, duly completed and executed by each of the parties thereto;

(I)                the Servicer Letter, duly completed and executed by each of the parties thereto;

(J)                the Servicer Joinder Agreement, duly completed and executed by each of the parties thereto;

(K)             any and all consents and waivers applicable to each Seller Counterparty;

(L)              a power of attorney from each Seller Counterparty substantially in the form of Exhibit V hereto, duly completed and executed;

(M)            a UCC financing statement for filing in the UCC Filing Jurisdiction of each Seller Counterparty, naming Seller or Swingline Subsidiary, as applicable, as “Debtor” and Purchaser as “Secured Party”, with the following collateral description “all assets of the debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” or words to that effect (the “UCC Financing Statement”), together with any other documents necessary or reasonably requested by Purchaser to perfect the security interests granted by each Seller Counterparty in favor of Purchaser under this Agreement or any other Transaction Document;

(N)             opinions of outside counsel to the Seller Parties reasonably acceptable to Purchaser (including, but not limited to, those relating to enforceability, corporate matters, applicability of the Investment Company Act of 1940 with respect to Swingline Subsidiary, security interests and a Bankruptcy Code safe harbor opinion);

(O)             for each of the Seller Counterparties, good standing certificates, certified copies of organizational documents and certified copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by the Seller Parties from time to time in connection herewith; and

(P)              all such other and further documents and documentation as Purchaser in its discretion shall reasonably require.

(ii)              Payment of Expenses. Purchaser shall have received payment from Seller Counterparties in the amount of all expenses, including but not limited to reasonable out-of-pocket legal fees and due diligence fees, actually incurred by Purchaser in connection with the preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith and required to be paid by Seller Counterparties pursuant to Article 25(b).

(iii)            Payment of Fees. Purchaser shall have received payment from Seller Counterparties of the Upfront Fee.

(c)               Conditions Precedent to All Transactions (Other than a Swingline Transaction). Purchaser’s agreement to enter into each Transaction (including the initial Transaction other than a Swingline Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)                 Transaction Approval. Purchaser shall have (A) determined, in its sole discretion, that each related proposed Purchased Asset is an Eligible Asset and (B) received internal credit approval with respect to the proposed Transaction, each of the foregoing, as evidenced by Purchaser’s execution and delivery of a Confirmation with respect thereto.

(ii)              Confirmation. The Seller shall have received from Purchaser a duly completed and executed Confirmation, and Seller shall have duly executed the same and delivered such Confirmation to Purchaser.

(iii)            Waiver of Exceptions. Purchaser shall have waived all exceptions contained in the related Requested Exceptions Report (as evidenced by its execution and delivery of a Confirmation with respect thereto).

(iv)             Custodial Delivery; Trust Receipt; Asset Schedule and Exception Report. In respect of non-Swingline Transactions only, Seller shall have delivered to Custodian, in accordance with the Custodial Agreement, the Custodial Delivery and the Purchased Asset File with respect to each Eligible Asset and (A) Custodian shall have issued to Purchaser a Trust Receipt and a final Asset Schedule and Exception Report and (B) Purchaser shall have, in its sole and absolute discretion, approved any and all exceptions listed on such Asset Schedule and Exception Report.

(v)               Pre- Purchase Due Diligence. Any due diligence review performed by Purchaser with respect to the Eligible Asset (including without limitation, confirmation by Purchaser that it meets any applicable Qualified Transferee Requirements) or otherwise in accordance with Article 26 is satisfactory to Purchaser in its sole discretion.

(vi)             Facility Amount. The sum of (A) the aggregate Purchase Price and Swingline Advance Amount for all Purchased Assets and Contributed Swingline Loans, plus (B) the requested Purchase Price or Swingline Advance Amount, as applicable, for the pending Transaction, plus (C) the aggregate amount of each proposed Future Funding Advance Draw with respect to all Purchased Assets and Contributed Swingline Loans (if any), plus (D) the amount of any Margin Excess, in the aggregate, shall not exceed Facility Amount.

(vii)          No Margin Deficit. No Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction.

(viii)        No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing under any Transaction Document.

(ix)             No Material Adverse Effect. No event shall have occurred which has, or could be expected to have, a Material Adverse Effect.

(x)               Representations and Warranties. The representations and warranties made by any Seller Counterparty in Article 9 shall be true and correct on and as of the Purchase Date for the pending Transaction in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xi)             Acknowledgement of Servicer. Purchaser shall have received a Servicer Letter (to the extent a Servicer Letter has not been previously delivered by the applicable Servicer).

(xii)          No Change in Law. Purchaser shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions.

(xiii)        Repurchase Date or Repayment Date. The Repurchase Date or Repayment Date for such Transaction is not later than the Stated Facility Expiration Date.

(xiv)         Security Interest. The Seller Counterparties shall have taken such other action as is necessary or, in the reasonable opinion of Purchaser, desirable in order to transfer the related proposed Purchased Asset to Purchaser, transfer the proposed Contributed Swingline Loan to Swingline Subsidiary pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such proposed Purchased Asset or Contributed Swingline Loan.

(xv)           Other Documents. Purchaser shall have received all such other and further documents, documentation as Purchaser in its reasonable discretion shall require including, but not limited to, in respect of proposed Purchased Assets, endorsements in blank of the original Mortgage Note and, as applicable, the Mezzanine Note and the original certificate evidencing the Capital Stock securing such Mezzanine Loan and assignments in blank of the underlying Mortgage and related Mortgage documents.

(xvi)         Payment of Expenses. Purchaser shall have received payment from each Seller Counterparty of all reasonable, out-of-pocket costs and expenses, including, but not limited to, reasonable attorney’s fees and disbursements in connection with the proposed Transaction.

(xvii)      Mezzanine Loans. With respect to any proposed Purchased Asset which constitutes a Mezzanine Loan, Purchaser shall have received an opinion of outside counsel acceptable to Purchaser that the pledge of such Mezzanine Loan as a Related Credit Enhancement pursuant to Article 6(a) constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), and 741(7)(A)(xi) of the Bankruptcy Code.

(d)               Early Repurchase of Purchased Assets.

(1) Seller shall be entitled to terminate a non-Swingline Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (as determined in accordance with subclauses (a), (b), (c) and (e) of the definition of Repurchase Date) (an “Early Repurchase Date”); provided, however, that:

(i)                 no later than five (5) Business Days prior to such Early Repurchase Date, Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(ii)              no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(1)(i) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default is cured by such repurchase;

(iii)            on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts then due and payable under this Agreement, including, without limitation, any amount payable pursuant to Article 3(f)(ii) or any Exit Fee payable pursuant to the Fee Letter;

(iv)             no Margin Deficit shall exist both as of the date notice is delivered pursuant to Article 3(d)(1)(i) above and as of the applicable Early Repurchase Date unless such Margin Deficit is cured contemporaneously with such repurchase; and

(v)               Seller repurchases any Related Purchased Asset simultaneously therewith.

With respect to any Purchased Asset, two (2) Business Days after receipt of written notice from Purchaser or Seller that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Purchased Asset, Seller shall be required to terminate the relevant Transaction and repurchase such Purchased Asset and pay to Purchaser cash in an amount equal to the Repurchase Price for such Purchased Asset.

(2) Seller shall be entitled to terminate a Swingline Transaction on demand in respect of a Contributed Swingline Loan and cause legal title to such Contributed Swingline Loan to be transferred away from Swingline Subsidiary subject to such Swingline Transaction on any Business Day prior to the Repayment Date (as determined in accordance with subclauses (a), (b), and (d of the definition of Repayment Date) (an “Swingline Early Repayment Date”); provided, however, that:

(i)                 no later than two (2) Business Days prior to such Swingline Early Repayment Date, Swingline Subsidiary notifies Purchaser in writing of its intent to terminate such Swingline Transaction and pay the Swingline Repayment Amount of such Contributed Swingline Loan, setting forth the Swingline Early Repayment Date and identifying with particularity the Contributed Swingline Loan to be repaid on such Swingline Early Repayment Date;

(ii)              no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(2)(i) above and as of the applicable Swingline Early Repayment Date, unless such Default or Event of Default is cured by such repayment; and

(iii)            on such Swingline Early Repayment Date, Swingline Subsidiary pays to Purchaser an amount equal to the Swingline Repayment Amount for the applicable Contributed Swingline Loan and any other amounts then due and payable under this Agreement, including, without limitation, any amount payable pursuant to Article 3(f)(ii).

With respect to any Contributed Swingline Loan, two (2) Business Days after receipt of written notice from Purchaser that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Contributed Swingline Loan, Seller shall be required to terminate the relevant Swingline Transaction and pay to Purchaser cash in an amount equal to the Swingline Repayment Amount for such Contributed Swingline Loan.

(e)               Repurchase of Purchased Assets; Repayment of Contributed Swingline Loans; Prepayment; Future Funding Advances; Margin Excess.

(i)                  Repurchase. On the Repurchase Date or Repayment Date, as applicable, for any Transaction, termination of the Transaction will be effected by (A) in respect of a Purchased Asset, transfer to the applicable Seller Counterparty of the Purchased Asset being repurchased or Repayment Date of the Contributed Swingline Loan, (B) transfer of any Income in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price (and the Repurchase Price of any Related Purchased Asset) or Swingline Repayment Amount, as applicable, to an account of Purchaser and (C) in respect of a Contributed Swingline Loan, Seller shall cause legal title to such Contributed Swingline Loan to be transferred away from Swingline Subsidiary; provided, however, that Purchaser shall have no obligation to permit a Seller Counterparty to repurchase or repay any Purchased Asset or Contributed Swingline Loan if a Default or an Event of Default shall have occurred and be continuing or any unsatisfied Margin Deficit shall exist. Concurrently with payment of the Repurchase Price or Swingline Repayment Amount to Purchaser in accordance with the foregoing on such Repurchase Date or Repayment Date, Purchaser’s security interest in the related Collateral shall terminate in accordance with Article 6(c).

(ii)              Prepayment. On any Remittance Date before the Repurchase Date for a Purchased Asset or Repayment Date for a Contributed Swingline Loan, each Seller Counterparty shall have the right, from time to time, to transfer cash to Purchaser for the purpose of reducing the Purchase Price or Swingline Advance Amount of, but not terminating, a Transaction or Swingline Transaction and without the release of any Collateral and without any prepayment fee or penalty.

(iii)            Future Funding Advance Draws. In the event that (i) a Seller Counterparty is contractually obligated to make a future funding advance of loan proceeds to the Mortgagor or Mezzanine Borrower, as applicable, under a Purchased Asset or Contributed Swingline Loan pursuant to the related Purchased Asset Documents or Contributed Swingline Loan Documents, respectively, and (ii) Purchaser has agreed in its sole discretion to make an additional advance with respect to the Purchase Price or Swingline Advance Amount of such Purchased Asset or Contributed Swingline Loan (which agreement of Purchaser may be made prior to the initial Purchase Date for such Purchased Asset or Contributed Swingline Loan and set forth in the Confirmation therefor), in connection with making such future funding advance to such Mortgagor or Mezzanine Borrower, each Seller Counterparty may submit to Purchaser a written request (a “Future Funding Advance Draw Request”) requesting that Purchaser transfer to Seller Counterparties cash in an amount that is not less than $250,000 (with respect to one or more future funding advances to the applicable Mortgagor or Mezzanine Borrower, in the aggregate) but does not exceed the Margin Excess for such Purchased Asset or

Contributed Swingline Loan, and Purchaser shall (x) transfer to Seller Counterparties the amount of cash so requested (such transfer, a “Future Funding Advance Draw”) (which shall increase the Purchase Price or Swingline Advance Amount, as applicable, for such Purchased Asset or Contributed Swingline Loan) and (y) deliver to Seller Counterparties a revised Confirmation reflecting the corresponding increase in the Purchase Price or Swingline Advance Amount of such Purchased Asset or Contributed Swingline Loan and the increased principal amount outstanding under the Purchased Asset or Contributed Swingline Loan and accordingly, the increase in Market Value and such other consequential revisions as may be appropriate, in each case, by no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day on which Purchaser determines in its sole discretion, exercised in good faith, that the conditions precedent set forth below are satisfied (or, in Purchaser’s sole discretion, waived):

(A)             no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Future Funding Advance Draw;

(B)              the Future Funding Advance Draw shall not cause the sum of the (A) the aggregate Purchase Price for all Purchased Assets or the aggregate Swingline Advance Amount for all Contributed Swingline Loans, plus (B) the requested Purchase Price or Swingline Advance Amount for any pending Transaction, plus (C) the aggregate amount of each proposed Future Funding Advance Draw with respect to all Purchased Assets or Contributed Swingline Loans, as applicable, plus (D) the amount of any Margin Excess (after giving effect to such Margin Excess Advance), in the aggregate, to exceed the Facility Amount;

(C)              the Purchase Price Percentage or Swingline Loan Advance Rate, as applicable, after giving effect to such Future Funding Advance Draw and the corresponding increase in the outstanding principal balance of the Purchased Asset or Contributed Swingline Loan shall not exceed the Purchase Price Percentage or Swingline Loan Advance Rate set forth in the related Confirmation for such Purchased Asset or Contributed Swingline Loan;

(D)             there is no Margin Deficit immediately prior to and immediately after the Future Funding Advance Draw;

(E)              if the Confirmation of the Transaction relating to the applicable Purchased Asset or Contributed Swingline Loan specifies additional future advance conditions precedent (including, without limitation, debt yield, debt service coverage ratio and loan-to-value ratio tests as determined by Purchaser and Seller Counterparties), such additional conditions precedent shall be satisfied immediately upon the Future Funding Advance Draw;

(F)              Seller Counterparties shall have delivered evidence reasonably satisfactory to Purchaser that all conditions precedent to the future funding advance under the related Purchased Asset Documents shall have been satisfied in all material respects;

(G)             No event shall have occurred which has, or could reasonably be expected to have, a Material Adverse Effect.

(H)             The representations and warranties made by Seller Counterparties in Article 9 shall be true and correct on and as of the date of such Future Funding Advance Draw in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(I)                Purchaser shall have received all such other and further documents and documentation as Purchaser in its reasonable discretion shall require in connection with such Future Funding Advance Draw, provided that such documents or documentation are in Seller Counterparties’ possession or reasonably obtainable to Seller Counterparties; and

(J)       after giving effect to the funding of the Future Funding Advance Draw, the aggregate outstanding Purchase Prices of all Purchased Assets and Swingline Advance Amounts for all Contributed Swingline Loans which are Participation Interests shall not exceed 20% of the Facility Amount.

The failure or delay of Seller Counterparties, on any one or more occasions, to exercise its rights under this Article 3(e)(iii) shall not change or alter the terms and conditions of this Agreement or limit or waive the right of Seller Counterparties to request a Future Funding Advance Draw Request at a later date.

(iv) Margin Excess. With respect to any Purchased Asset or Contributed Swingline Loan, a Seller Counterparty may submit to Purchaser a written request, to be delivered no more frequently than once each calendar month (a “Margin Excess Request”), requesting that Purchaser make an additional advance (a “Margin Excess Advance”) with respect to the applicable Purchased Asset or Contributed Swingline Loan, as applicable, in the amount requested by a Seller Counterparty in such Margin Excess Request that is not less than $250,000 (but not to exceed the Margin Excess for such Purchased Asset). Purchaser shall by no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day of Purchaser’s receipt of such Margin Excess Request, (x) transfer to the applicable Seller Counterparty the amount of cash requested by such Seller Counterparty, and (y) deliver to the applicable Seller Counterparty a revised Confirmation reflecting the corresponding increase in the Purchase Price or Swingline Advance Amount of such Purchased Asset or Contributed Swingline Loan, respectively. Purchaser’s disbursement of any Margin Excess Advance (if any) shall be subject to satisfaction of the following conditions precedent, as determined by Purchaser in its sole discretion (or, in Purchaser’s sole discretion, waived):

(A)             no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Margin Excess Advance;

(B)              the Margin Excess Advance shall not cause (A) the aggregate Purchase Price for all Purchased Assets or Contributed Swingline Loans, plus (B) the requested Purchase Price or Swingline Advance Amount for any pending Transaction, plus (C) the aggregate amount of each proposed Future Funding Advance Draw with respect to all Purchased Assets and Contributed Swingline Loans, plus (D) the amount of any Margin Excess (after giving effect to such Margin Excess Advance), in the aggregate, to exceed the Facility Amount;

(C)              the Purchase Price Percentage or Swingline Loan Advance Rate after giving effect to such Margin Excess Advance shall not exceed the Purchase Price Percentage or Swingline Loan Advance Rate set forth in the related Confirmation for such Purchased Asset or Contributed Swingline Loan;

(D)             there is no Margin Deficit immediately prior to and immediately after the Margin Excess Advance;

(E)              no event shall have occurred which has, or could reasonably be expected to have, a Material Adverse Effect;

(F)              the representations and warranties made by Seller Counterparties in Article 9 shall be true and correct on and as of the date of such Margin Excess Advance in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(G)             after giving effect to the funding of the Margin Excess Advance, the aggregate outstanding Purchase Prices of all Purchased Assets and the Swingline Advance Amount which are Participation Interests shall not exceed 20% of the Facility Amount.

(f)                Costs and ExpensesError! Bookmark not defined.. Upon written demand by Purchaser, Seller Counterparties shall indemnify Purchaser and hold Purchaser harmless from any actual, out-of-pocket cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) that Purchaser may sustain or incur as a consequence of (i) a failure by Seller Counterparties in repurchasing any Purchased Asset on the Early Repurchase Date after a Seller Counterparty has given a notice in accordance with Article 3(d) of an Early Repurchase Date, (ii) any payment of the Repurchase Price (or the Swingline Repayment Amount) on any day other than a Remittance Date, or upon the occurrence of any Benchmark Transition Event in accordance with Article 3(g) on any day other than a Pricing Rate Determination Date, and/or (iii) any determination by Seller Counterparties to not sell an Eligible Asset to Purchaser after Seller Counterparties have notified Purchaser of a proposed Transaction and Purchaser has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement.

(g)               Effect of Benchmark Transition Event. If on the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, Purchaser shall have determined in the exercise of its sole and absolute business judgment (which determination shall be conclusive and binding upon Seller Counterparties) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining SOFR for such Pricing Rate Period, Purchaser shall give written notice thereof to Seller Counterparties as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for the Pricing Rate Period to which such Pricing Rate Determination Date relates, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Purchaser (which withdrawal shall be delivered by Purchaser promptly after Purchaser becomes aware that the condition for switching to the Alternative Rate no longer exists), shall be a per annum rate equal to the Federal Funds Rate plus the Applicable Spread (the “Alternative Rate”). Notwithstanding the foregoing, Purchaser shall not determine the Pricing Rate hereunder based on the Alternative Rate pursuant to this Article 3(g) unless Purchaser is calculating the interest rate or pricing rate based on such Alternative Rate on all of its similarly situated customers under similar facilities.

(i)                  Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, if a Benchmark Transition Event or a SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to any Benchmark prior to the Reference Time for any Pricing Rate Determination Date for such Benchmark, the applicable Benchmark Replacement will replace such Benchmark for all purposes under this Agreement or under any other Transaction Document in respect of such setting and all settings on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document). Notwithstanding the foregoing, Purchaser and Seller Counterparties may at any time agree to amend and restate any Confirmation with respect to any Transaction to replace the related Benchmark with respect to such Transaction with the applicable Benchmark Replacement.

(ii)                Benchmark Replacement Conforming Changes. In connection with the implementation or administration of any Benchmark or Benchmark Replacement, in connection with any Benchmark Replacement Date or as a result of a Benchmark Unavailability Period, Purchaser will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller Counterparties or any other party to this Agreement or any other Transaction Document.

(iii)              Market Disruption. During a Benchmark Unavailability Period, the component of the Pricing Rate based on the applicable Benchmark shall, during the continuance of such Benchmark Unavailability Period, be replaced with a Benchmark Replacement reasonably determined by Purchaser.

(iv)              Notices; Standards for Decisions and Determinations. Purchaser will promptly notify Seller Counterparties of (a) any Benchmark Replacement Date, (b) the effectiveness of any Benchmark Replacement Conforming Changes and (c) the effectiveness of any changes to the calculation of the Pricing Rate described in Article 3(g)(iii). For the avoidance of doubt, any notice required to be delivered by Purchaser as set forth in this Article 3(g) may be provided, at the option of Purchaser (in its sole discretion), in one or more notices and may be delivered together with, or as a part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Purchaser pursuant to this Article 3(g), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in Purchaser’s sole discretion and without consent from Seller Counterparties or any other party to this Agreement or any other Transaction Document.

(v)                   Intentionally Omitted.

(vi)                 Disclaimer. Purchaser does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the administration, submission or any other matter related to SOFR, the SOFR Average or Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (b) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to SOFR, the SOFR Average or Term SOFR (or any other Benchmark) or have the same volume or liquidity as SOFR, the SOFR Average or Term SOFR (or any other Benchmark), (c) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by Article 3(g) or Article 3(h) including, without limitation, whether or not a Benchmark Transition Event has occurred, whether to declare a SOFR Transition Event, the removal or lack thereof of unavailable or non-representative tenors of SOFR, the SOFR Average or Term SOFR (or any other Benchmark), the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by Article 3(g)(iv) or otherwise in accordance herewith, and (d) the effect of any of the foregoing provisions of Article 3(g) or Article 3(h).

(h)               Requirements of Law. (1)  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date of this Agreement shall make it unlawful for Purchaser (A) to enter into Transactions, then any commitment of Purchaser, as applicable, hereunder to enter into new Transactions shall forthwith be canceled or (B) to maintain or continue Transactions, then a Repurchase Date shall occur for all Transactions on the next Remittance Date or on such earlier date as may be required by law. If any termination of a Transaction shall occur in accordance with subclause (B) of the preceding sentence, the applicable Seller Counterparty shall pay to Purchaser, as applicable, such amounts, if any, as may be required pursuant to Article 3(f).

(2)               If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:

(A)             shall subject Purchaser to any Taxes (other than (i) Covered Taxes and (ii) Taxes described in clauses (a) through (e) of the definition of Covered Taxes) with respect to the Transaction Documents, any Purchased Asset or any Transaction;

(B)              shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of the Benchmark hereunder; or

(C)              shall impose on Purchaser any other condition;

and the result of any of the foregoing is to increase the cost to Purchaser, then the applicable Seller Counterparty shall promptly pay Purchaser, upon demand therefor, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. This covenant shall survive the termination of this Agreement and the repurchase by the Seller Counterparties of any or all of the Purchased Assets. Notwithstanding the foregoing, Purchaser shall not exercise its rights to impose any such additional amounts on Seller Counterparties under this Article 3(h)(2) unless Purchaser is contemporaneously imposing such additional amounts on all of its similarly situated counterparties.

(3)               If Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy), then Seller Counterparties shall promptly pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction.

(4)       If Purchaser becomes entitled to claim any amount pursuant to clauses (2) or (3) above, Purchaser shall, within ten (10) Business Days after becoming aware that it is so entitled, notify Seller Counterparties in writing specifying the event by reason of which it has become so entitled and setting forth the calculation of any such amount, which calculation shall be conclusive evidence of any such amount absent manifest error. Without limiting the foregoing, Seller Counterparties shall not be required to compensate Purchaser pursuant to clauses (2) or (3) above for any increased costs incurred or reductions suffered more than twelve (12) months prior to the date that Purchaser notifies Seller Counterparties of the change in Requirement of Law giving rise to such increased costs or reductions, and of Purchaser’s intention to claim compensation thereof (except that, if the change in Requirement of Law giving rise to such increased costs or reductions is retroactive, then the twelve-month period referred to above shall be extended to include the period of retroactive effect thereof).

(i)                 If Purchaser shall exercise its rights under Articles 3(g) or 3(h) hereof, then Seller Counterparties shall have the right, within ninety (90) days after Purchaser has delivered written notice to Seller Counterparties that it will exercise its rights under Articles 3(g) or 3(h) hereof

(unless Purchaser has at such time waived any claims pursuant to such Articles or such Articles no longer apply) to terminate this Agreement and all Transactions hereunder by payment in full to Purchaser of the then outstanding Repurchase Price of all Purchased Assets, and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee or prepayment fee or premium due.

(j) Conditions to the Addition of a Contributed Swingline Loan. (i) A Seller Counterparty may request the addition of a Contributed Swingline Loan (a “Proposed Contributed Swingline Loan”) to the facility by submitting a request in writing to the Purchaser, together with the Contributed Swingline Loan Deliverables for such Proposed Contributed Swingline Loan, and certifying that such asset satisfies the Contributed Swingline Loan Conditions (such notice and other materials delivered therewith, a “Contributed Swingline Loan Addition Notice”).

(ii)       Within no fewer than two (2) Business Days of receipt of a Contributed Swingline Loan Addition Notice, the Purchaser shall notify the Seller Counterparties that the Purchaser has approved such Proposed Contributed Swingline Loan (a “Contributed Swingline Loan Approval Notice”) or that the Purchaser has not approved such Proposed Contributed Swingline Loan. If the Purchaser delivers a Contributed Swingline Loan Approval Notice, then, the Proposed Contributed Swingline Loan shall become a Contributed Swingline Loan upon the delivery of each of the following to the Purchaser not later than ten (10) Business Days after the receipt of such Contributed Swingline Loan Approval Notice, (x) a notice of borrowing and (y) a Contributed Swingline Loan Addition Certificate certifying (i) the date such Proposed Contributed Swingline Loan was originated or acquired by Swingline Subsidiary or originator (if Swingline Subsidiary was not the originator), (ii) that the Proposed Contributed Swingline Loan is an Eligible Swingline Loan satisfying each of the Contributed Swingline Loan Conditions on such date, (iii) that no Default or Event of Default shall have occurred and be continuing immediately prior to and after giving effect to the addition of such Proposed Contributed Swingline Loan, and (iv) the computation of the Contributed Swingline Loan Value for the Proposed Contributed Swingline Loan (including the declining amounts in accordance with the definition of “Contributed Swingline Loan Value”). If an Eligible Swingline Loan is approved by Purchaser, then on the Purchase Date, with respect to such Eligible Swingline Loan, Purchaser shall transfer to Seller the Swingline Advance Amount with respect to such Eligible Swingline Loan.

(iii)       In the event that a Proposed Contributed Swingline Loan is not an Eligible Swingline Loan satisfying each of the Contributed Swingline Loan Conditions, such Proposed Contributed Swingline Loan may be added to the facility upon the prior written consent of the Purchaser in its sole discretion, and if such consent is given, the applicable Contributed Swingline Loan Condition will be modified with respect to such asset for so long as such asset is a Contributed Swingline Loan.

(k) Conditions to the Release of a Contributed Swingline Loan. The release of any Contributed Swingline Loan at the written request of the Seller Counterparties delivered to the Purchaser shall be subject to the Purchaser having received a certificate of an officer of Swingline Subsidiary certifying that, after giving effect to the release of such Contributed Swingline Loan (i) each of the remaining Contributed Swingline Loans continue to be Eligible Swingline Loans satisfying each of the Contributed Swingline Loan Conditions, (ii) no Default or Event of Default shall have occurred and be continuing on such date immediately prior to or after giving effect to the release of such Contributed Swingline Loan (unless such Default or Event of Default is caused by, or arises directly in relation to, the Contributed Swingline Loan being released, and would be cured by such release), (iii) all representations and warranties in the Contributed Swingline Loan Documents are true and accurate in all material respects at the time of such release and immediately after giving effect to such release; provided that (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct in all material respects as of such earlier date and (y) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to qualifications therein) in all respects on such respective dates.

(l) Purchase Price Percentage Stepdown. With respect to each Contributed Swingline Loan, Seller shall pay to Purchaser an amount sufficient to cause the Swingline Advance Amount of such Eligible Swingline Loan to be equal to the related Swingline Loan Advance Rate. Any such payment made by Seller pursuant to this Article 3(l) shall be applied by Purchaser to reduce the Swingline Repayment Amount of the applicable Contributed Swingline Loan and shall be in addition to any other payment made in reduction of the Swingline Repayment Amount of such Contributed Swingline Loan.

ARTICLE 4
MARGIN MAINTENANCE

(a)               Upon the occurrence and continuation of a Credit Event with respect to any Purchased Asset or Contributed Swingline Loan, Purchaser may, in its sole discretion exercised in good-faith, re-determine the Market Value for such Purchased Asset or Contributed Swingline Loan. At any time that a Margin Deficit with respect to any Purchased Asset or Contributed Swingline Loan exceeds an amount equal to the lesser of (i) $500,000 or (ii) two percent (2%) of the Purchase Price of such Purchased Asset or Contributed Swingline Loan, Purchaser may deliver written notice to Seller substantially in the form of Exhibit VIII (a “Margin Call Notice”).

(b)               No later than 10:00 a.m. (New York City time) on the second (2nd) Business Day following receipt of such Margin Call Notice, Seller shall (at Seller’s election) utilize one of any combination of the following, so that after giving effect to such payment or repurchase, no Margin Deficit shall be outstanding: (A) make a payment in reduction of the Purchase Prices of one or more Purchased Assets or Contributed Swingline Loan; or (B) repurchase one of more Purchased Assets or repay the related Swingline Advance Amount pursuant to Article 3(d).

(c)               The failure or delay by Purchaser or Seller, on any one or more occasions, to exercise its rights under this Article 4 shall not (i) change or alter the terms and conditions of this Agreement, (ii) limit or waive the right of Purchaser or Seller to exercise its rights under this Agreement at a later date or (iii) in any way create additional rights for any party hereto.

ARTICLE 5
PAYMENTS; COLLECTION ACCOUNT

(a)               All transfers of funds to be made by any Seller Counterparty hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b)               All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to Seller Counterparties in writing), not later than 2:00 p.m. (New York City time), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name:	CITIBANK, NEW YORK
ABA Number:	021000089
Account Number:	4078-4524
Account Name:	SSB
Attention:	Mortgage Ops
Reference:	GP COMMERCIAL CB LLC

(c)               On the Original Closing Date, Seller established a segregated deposit account (the “Collection Account”) in the name of Seller for the benefit of Purchaser at Account Bank. The Collection Account shall be subject to the Account Control Agreement in favor of Purchaser. On the Closing Date, Swingline Subsidiary shall enter into a direction letter with Trimont directing that all Income on the Contributed Swingline Loans be deposited in the Collection Account. All amounts required to be deposited to the Collection Account shall be sent in accordance with the wiring instructions set forth below.

Bank Name:	Wells Fargo Bank, N.A.
San Francisco, CA
ABA Number:	121-000-248
Account Number:	4013030473
Account Title:	GP COMMERCIAL CB LLC

(d)               On each Remittance Date, Seller Counterparties shall pay to Purchaser all accrued and unpaid Purchase Price Differential with respect to such Remittance Date, to the extent not paid to Purchaser in accordance with Article 5(g).

(e)               Each Seller Counterparty shall cause all Income it receives with respect to the Purchased Assets or Contributed Swingline Loans to be deposited directly into the Collection Account. In furtherance of the foregoing, each Seller Counterparty shall cause Servicer to remit to the Collection Account all Income received in respect of the Purchased Assets or Contributed Swingline Loans in accordance with the Servicer Letter. In addition, each Seller Counterparty shall require any Servicer that is an Affiliate of Seller Counterparties or Guarantor to deposit any Income received by such Servicer into the Collection Account within two (2) Business Days of its receipt of properly identified funds. If a Servicer, Mortgagor, Mezzanine Borrower, issuer of a Participation Interest or any other Person, as applicable, forwards any Income with respect to a Purchased Asset or a Contributed Swingline Loan to any Seller Counterparty rather than directly to the Collection Account or the Servicer, Seller Counterparties shall (i) take commercially reasonable efforts to cause such Servicer, Mortgagor, Mezzanine Borrower, issuer of a Participation Interest or Person, as applicable, to forward any such future amounts directly to the Collection Account or the Servicer, as applicable, and (ii) deposit in the Collection Account any such amounts within two (2) Business Days of Seller Counterparties’ receipt thereof (provided that, if such Income is forwarded to Seller Counterparties by a Servicer that is an Affiliate of Seller

Counterparties or Guarantor, such two (2) Business Days period shall run concurrently with the two (2) Business Days period given to such Servicer pursuant to the preceding sentence). Amounts in the Collection Account shall be remitted by Account Bank in accordance with the applicable provisions of Articles 5(f), (g), and (i).

(f)                Intentionally omitted.

(g)               So long as no Event of Default shall have occurred and be continuing, Account Bank shall, on each Remittance Date (or, with respect to Principal Payments received by Account Bank, within one (1) Business Day after receipt), remit all amounts on deposit in the Collection Account in the following amounts and order of priority:

(i)                 first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement and Servicer pursuant to the Servicing Agreement then due and payable;

(ii)              second, to Purchaser, an amount equal to all accrued and unpaid Purchase Price Differential then due and payable;

(iii)            third, to Purchaser, an amount equal to all accrued and unpaid Unused Fee (if any) then due and payable;

(iv)             fourth, to Purchaser, an amount equal to any unpaid Margin Deficit;

(v)               fifth, to the extent any Principal Payment is received for any Purchased Asset or Contributed Swingline Loan, to Purchaser to be applied in reduction of the Purchase Price by an amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) the related Purchase Price Percentage for such Purchased Asset or Contributed Swingline Loan;

(vi)             sixth, to Purchaser, an amount equal to any other amounts then due and payable to Purchaser under any Transaction Document; and

(vii)          seventh, the surplus, if any, to Seller.

(h)               Upon receipt of notice from Purchaser that an Event of Default shall have occurred and is continuing, and so long as Purchaser has not withdrawn such notice, Account Bank shall cease remitting funds to, or at the direction of, Seller Counterparties pursuant to Article 5(i) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Purchaser, all amounts on deposit in the Collection Account as of the prior Business Day to Purchaser for application to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion

(i)                 Intentionally omitted.

(j)                 If the amounts applied by Purchaser as provided in Articles 5(g) or (h) above are insufficient to pay all amounts due and payable from Seller Counterparties to Purchaser under this Agreement or any Transaction Document on a Remittance Date, the Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller Counterparties shall nevertheless remain liable for and shall pay to Purchaser when due all such amounts.

(k)               Withholding Taxes.

(i)                 All payments made by Seller Counterparties under the Transaction Documents shall be made free and clear of and without deduction or withholding for or on account of any Taxes unless the withholding or deduction is required by applicable law. If a Seller Counterparty is required by applicable law (as determined in the good faith discretion of Seller Counterparties) to deduct or withhold any Taxes from any such payment, Seller Counterparties shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Purchaser, as soon as practicable, original tax receipts or other evidence reasonably satisfactory to Purchaser of the payment when due of the full amount of such Taxes; and (iv) if such deduction or withholding is in respect of Covered Taxes, then the sum payable by Seller Counterparties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 5(k)) Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)              In addition, each Seller Counterparty agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future recordation, stamp, documentary, intangible, filing or similar taxes or any other property taxes, charges or similar levies (including mortgage recording taxes, transfer taxes and similar fees) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of the Purchaser’s rights and obligations under this Agreement (“Other Taxes”).

(iii)            Without duplication of the obligation of each Seller Counterparty to pay additional amounts on account of Covered Taxes pursuant to Article 5(k)(i) and to pay Other Taxes pursuant to Article 5(k)(ii), each Seller Counterparty agrees to indemnify Purchaser for the full amount of any and all Covered Taxes and Other Taxes, and the full amount of any Covered Taxes imposed on amounts payable under this Article 5(k)(iii), and any reasonable expenses arising therefrom or with respect thereto, (excluding any Taxes that are neither Covered Taxes nor Other Taxes), whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to each Seller Counterparty by Purchaser shall be conclusive absent manifest error.

(iv)             Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of each party contained in this Article 5(k) shall survive the termination of this Agreement. Nothing contained in this Article 5(k) shall require

Purchaser to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(v)               If a Person acquires any of the rights and obligations of Purchaser as an assignee under this Agreement, and such Person is not a U.S. Person (a “Non-U.S. Person”), then such Non-U.S. Person shall, to the extent it is legally entitled to do so, deliver to each Seller Counterparty on or before the date when such Person becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Seller Counterparties), two duly completed and executed copies of, as applicable, IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI or any successor forms thereto designated as such by the IRS. If the Non-U.S. Person is eligible for and wishes to claim exemption from US federal withholding tax under Section 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” then such Person shall deliver both the Form W-8BEN or Form W-8BEN-E and a statement certifying that such Person is not a bank, a “10 percent shareholder” or a “controlled foreign corporation” within the meaning of Section 881(c)(3) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”). If the Non-U.S. Person is not the beneficial owner, then such Person shall deliver executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Person is a partnership and one or more direct or indirect partners of such Person are claiming the portfolio interest exemption, such Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner. If a payment made to a Non-U.S. Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Non-U.S. Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Non-U.S. Person shall deliver to the Seller Counterparties at the time or times prescribed by law and at such time or times reasonably requested by the Seller Counterparties such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Seller Counterparties as may be necessary for the Seller Counterparties to comply with its obligations under FATCA and to determine that such Non-U.S. Person has complied with such Non-U.S. Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Article 5(k)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. In addition, any Non-U.S. Person shall, to the extent it is legally entitled to do so, deliver to Seller Counterparties (in such number of copies as shall be requested by Seller Counterparties) on or prior to the date on which such Non-U.S. Person becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller Counterparties), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller Counterparties to determine the withholding or deduction required to be made.

(vi)             Purchaser shall deliver to Seller Counterparties on or prior to the date upon which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller Counterparties) an executed copy of IRS Form W-9 certifying that Purchaser is exempt from U.S. federal backup withholding tax. If a Seller Counterparty is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder and Purchaser is entitled to an exemption from or reduction of such Taxes, Purchaser agrees that it will deliver to Seller Counterparties and, if applicable, to the authority imposing the Taxes, any properly completed and executed certificate or document reasonably requested by Seller Counterparties that would entitle Purchaser to an exemption from, or reduction in the rate of, withholding or deduction of Taxes form amounts payable hereunder by Seller Counterparties to Purchaser. In addition, Purchaser, if reasonably requested by Seller Counterparties, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller Counterparties as will enable Seller Counterparties to determine whether or not Purchaser is subject to backup withholding or information reporting requirements.

(vii)          If any previously delivered form, statement or other documentation described in paragraphs (v) or (vi) of this Article 5(k) becomes inaccurate with respect to the Person that delivered it, such Person shall promptly notify Seller Counterparties of this fact.

(viii)        If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 5(k) (including by the payment of additional amounts pursuant to this Article 5(k)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the indemnity payments made under this Article 5(k) with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 5(k)(viii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 5(k)(viii), in no event will the indemnified party be required to pay any amounts to an indemnifying party pursuant to this Article 5(k)(viii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(ix)             If Purchaser requests compensation under this Article 5(k), Seller Counterparties may, at their option, within thirty (30) days after delivery of such request, terminate this facility by payment in full to Purchaser of the then outstanding Repurchase Price of all Purchased Assets and the then outstanding Swingline Repayment Amount with respect to the Contributed Swingline Loans and any other amounts then otherwise due and payable under the facility (excluding any compensation which is not already due and payable pursuant to this Agreement), and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee or prepayment fee or premium due.

ARTICLE 6
SECURITY INTEREST

(a)               Purchaser and each Seller Counterparty intends that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets (other than as described in Article 21(g)). However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller Counterparties of all of Seller Counterparties’ obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, each Seller Counterparty hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, subject to the terms and conditions of this Agreement, to Purchaser to secure the payment of the Repurchase Price and the Swingline Repayment Amounts on all Transactions to which a Seller Counterparty is a party and all other amounts owing by Seller Counterparties to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that any Mezzanine Loan which is a Purchased Asset was not sold by Seller Counterparties to Purchaser pursuant to this Agreement, or that mezzanine loans do not qualify for the safe harbor treatment provided by the Bankruptcy Code, then each Seller Counterparty hereby pledges, assigns and grants to Purchaser as further security for Seller Counterparties’ obligations to Purchaser hereunder, a continuing first priority security interest in and Lien upon each such Mezzanine Loan which constitutes a Purchased Asset hereunder, and Purchaser shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto (such pledge, the “Related Credit Enhancement”). For purposes of this Agreement, “Collateral” shall mean:

(i)                 the Collection Account and all monies from time to time on deposit in the Collection Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii)              the Purchased Items.

(b)               Seller Counterparties, as of the Closing Date, hereby assigns, pledges and grants a security interest, subject to the terms and conditions of this Agreement, in all of its right, title and interest in, to and under the Collection Account and all monies from time to time on deposit in the Collection Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the Repurchase Obligations.

(c)               Purchaser’s security interest in the Collateral and the Collection Account shall terminate only upon satisfaction of the Repurchase Obligations. Upon such satisfaction and upon request of Seller Counterparties, Purchaser shall, at Seller Counterparties’ sole expense, deliver to Seller Counterparties such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets, Purchased Asset Documents and Purchased Asset Files to Seller Counterparties and reconvey the Purchased Assets to Seller Counterparties and release its security interest in the Collateral and the Collection Account, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at Seller Counterparties’ sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller Counterparties upon completion thereof, and (ii)  each Seller Counterparty shall from time to time take such further actions as may be requested by Purchaser in its sole discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller Counterparties.

(d)               Each Seller Counterparty acknowledges that it has no rights to service the Purchased Assets and the Contributed Swingline Loans but only has rights granted to it pursuant to Article 27. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Article 6(a), and in the event that a Seller Counterparty is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, each Seller Counterparty hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Section 741(7)(xi) of the Bankruptcy Code.

(e)               Each Seller Counterparty agrees, to the extent permitted by applicable law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, in each case in accordance with the terms of this Agreement, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each Seller Counterparty, for itself and all who may at any time claim through or under it, hereby waives until the Repurchase Obligations are paid in full, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that, upon the occurrence and during the continuance of an Event of Default, Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may, upon the occurrence and during the continuance of an Event of Default, sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

ARTICLE 7
TRANSFER AND CUSTODY

In respect of each Transaction (other than a Swingline Transaction):

(a)               On the Purchase Date for each Transaction, ownership of the related proposed Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price for such proposed Purchased Asset to an account of Seller specified in the related Confirmation and such proposed Purchased Asset shall become a Purchased Asset hereunder.

(b)               Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that such Purchased Asset Files be deposited directly with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Purchaser or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Purchaser as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Purchaser. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement.

(c)               From time to time, Seller shall forward to the Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved (if and to the extent required) in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate) Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

ARTICLE 8
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)               Title to each Purchased Asset shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole discretion, but no such transaction shall (i) relieve Purchaser of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3.

(b)               Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Assets delivered to Purchaser by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller Counterparties or any Affiliate of Seller.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

Each Seller Counterparty represents and warrants to Purchaser as of the date hereof, each Purchase Date, the date of any Future Funding Advance Draw and the date of any Margin Excess Transaction as follows:

(a)               Organization, Etc. Each Seller Counterparty (i) is duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware, (ii) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business, (iii) has the limited liability company power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iv) has the limited liability company power to execute, deliver, and perform its obligations under the Transaction Documents.

(b)               Authorization, Acting as Principal, Approvals, Compliance. Each Seller Counterparty represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into Transactions as contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in Transactions as principal, (iii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf, (iv) it has obtained all authorizations of any Governmental Authority required in connection with the Transaction Documents and the Transactions hereunder and such authorizations are in full force and effect, and (v) the execution, delivery and performance of the Transaction Documents and the Transactions hereunder will not violate (1) any Requirement of Law applicable to it, (2) its organizational documents or (3) any agreement by which it is bound or by which any of its assets are affected.

(c)               Consents. No consent, approval or other action of, or filing by Seller or Swingline Subsidiary with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(d)               Licenses and Permits. Each Seller Counterparty is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary,

except where failure to do so could not be reasonably likely to result in a Material Adverse Effect, and has all licenses, permits and other consents that are necessary, for the transaction of Seller and Swingline Subsidiary’s business, including the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item.

(e)               Due Execution; Enforceability. The Transaction Documents to which it is a party have been or will be duly executed and delivered by each Seller Counterparty, for good and valuable consideration. Once executed by each applicable counterparty, the Transaction Documents constitute the legal, valid and binding obligations of each Seller Counterparty, enforceable against each Seller Counterparty in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.

(f)                Ability to Perform. Each Seller Counterparty does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to it and contained in the Transaction Documents to which it is a party.

(g)               Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller or Swingline Subsidiary of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller or Swingline Subsidiary with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller or Swingline Subsidiary , (ii) any contractual obligation to which Seller or Swingline Subsidiary is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or Swingline Subsidiary or to which the assets of Seller or Swingline Subsidiary is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller or Swingline Subsidiary, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller or Swingline Subsidiary, or (iv) any applicable Requirement of Law.

(h)               Litigation; Requirements of Law. As of the Closing Date, and except as disclosed in writing to Purchaser prior to the Purchase Date, date of any Future Funding Advance Draw or the date of any Margin Excess Transaction hereunder, there is no action, suit, proceeding, investigation or arbitration pending or, to each Seller Counterparty’s Knowledge, threatened against any Seller Counterparty or any of its Affiliates or assets that (i) is in an amount greater than the Seller Threshold with respect to any Seller Counterparty or the Guarantor Threshold with respect to Guarantor or (ii) if adversely determined would be reasonably expected to result in any Material Adverse Effect. Each Seller Counterparty is in compliance in all material respects with all Requirements of Law. None of any Seller Counterparty or any of their respective Affiliates is in default in any material respect with respect to any judgment, order, writ, injunction, or decree of any arbitrator or Governmental Authority that may result in a Material Adverse Effect or could reasonably be expected to constitute a Default or an Event of Default or that would adversely affect the legality, validity or enforceability of any Transaction Document.

(i)                 Judgments. Except as disclosed in writing to Purchaser, there are no judgments against any Seller Counterparty in the amount of the Seller Threshold, or against Guarantor in the aggregate in an amount greater than the Guarantor Threshold that, in each case, are unsatisfied of record or docketed in any court located in the United States of America.

(j)                 No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(k)               Intentionally Omitted.

(l)                 No Broker. No Seller Counterparty has dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(m)             No Default. No Event of Default or to any Seller Counterparty’s Knowledge, except as disclosed in writing by Seller Counterparty to and approved by Purchaser prior to the Purchase Date, the date of any Future Funding Advance Draw or the date of any Margin Excess Transaction for any Purchased Asset, no Default has occurred and is continuing under or with respect to the Transaction Documents.

(n)               No Decline in Market Value. To each Seller Counterparty’s Knowledge, there are no facts or circumstances that are reasonably likely to cause or have caused the Market Value of any Purchased Asset or Contributed Swingline Loan to decline in any material respect from the Market Value set forth in the Confirmation therefor as of the Purchase Date (and as such Market Value may have been reduced by Purchaser after the Purchase Date), except as disclosed in writing by any Seller Counterparty to prior to the Purchase Date, the date of any Future Funding Advance Draw or the date of any Margin Excess Transaction for any Purchased Asset or Contributed Swingline Loan.

(o)               No Material Adverse Effect. No Seller Counterparty has knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect except as disclosed in writing by any Seller Counterparty prior to the Purchase Date for any Purchased Asset or Contributed Swingline Loan.

(p)               Intentionally Omitted.

(q)               Authorized Representatives. The duly authorized representatives of each Seller Counterparty are listed on and true signatures of such authorized representatives are set forth on Exhibit IV hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit IV hereto as the Seller Counterparties may from time to time deliver to Purchaser.

(r)                Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Counterparty’s chief executive office is located at the address for notices specified for the Seller Counterparty on Exhibit I, unless the Seller Counterparty has provided a new chief executive office address to Purchaser in writing. Each Seller Counterparty’s jurisdiction of organization is the State of Delaware. The location where each Seller Counterparty keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.

(s)                Representations and Warranties Regarding the Purchased Assets. (i) Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit X are true, complete and correct except as disclosed in writing by any Seller Counterparty prior to the Purchase Date, the date of any Future Funding Advance Draw, or the date of any Margin Excess Transaction, and (ii) each of the representations and warranties made in respect of the Contributed Swingline Loans pursuant to Exhibit XI are true, complete and correct except as disclosed in writing by Swingline Subsidiary prior to the Purchase Date with respect to any Contributed Swingline Loan.

(t)                 Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets and Contributed Swingline Loans by Purchaser from Seller or Swingline Subsidiary, (i) such Purchased Assets and/or Contributed Swingline Loans are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), (ii) such Purchased Assets and/or Contributed Swingline Loans are not subject to any right of set-off, any prior sale, transfer, assignment or participation (other than a transfer or chain of transfers from Affiliates of Seller to Swingline Subsidiary, on or prior to the Purchase Date or any Participation Interest that is subordinate or pari passu (subject to the conditions set forth in the definition of “Senior Interest”) to any Senior Interest), or any agreement (other than any Participation Agreement relating to any Purchased Asset that is a Senior Interest) by Seller or Swingline Subsidiary to assign, convey, transfer or participate such Purchased Assets, in each case, in whole or in part, (iii) the applicable Seller Counterparty is the sole record and beneficial owner of and has good and marketable title to such Purchased Assets and/or Contributed Swingline Loans as applicable and (iv) the applicable Seller Counterparty has the right to sell and transfer such Purchased Assets to Purchaser. Upon the purchase of any Purchased Assets by Purchaser from any Seller, Purchaser shall be the sole owner of such Purchased Assets free of any adverse claim existing as of the Purchase Date, subject to the terms and conditions of the Purchased Asset Documents and Seller Counterparties’ rights under this Agreement.

(u)               No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of any Seller Counterparty for a purchase, sale or issuance, in connection with any Contributed Swingline Loans, Purchased Asset or other Purchased Item, (ii) no agreements on the part of any Seller Counterparty to issue, sell or distribute any Contributed Swingline Loans, Purchased Asset or other Purchased Item and (iii) no obligations on the part of any Seller Counterparty (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(v)               Security Interest in Collateral. Upon execution and delivery of the Account Control Agreement, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of each Seller Counterparty in the Collection Account and all funds credited thereto. In the event any related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Purchaser a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of the Seller Counterparties in, to and under the Collateral, and:

(i)                 with respect to the portion of the Collateral constituting an “instrument” (as defined in Section 9-102(a)(47) of the UCC), upon possession of such Collateral constituting an “instrument” by the Custodian in accordance with the Custodial

Agreement or by a bailee pursuant to a Bailee Agreement, Purchaser shall have a valid, perfected first priority security interest in such Collateral constituting an “instrument”; and

(ii)              upon filing the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a valid, perfected first priority security interest in the Collateral to the extent that a security interest in the Collateral can be perfected under the UCC by the filing of financing statements.

(w)             Delivery of Purchased Asset File. With respect to each Purchased Asset (other than a Contributed Swingline Loan), the Mortgage Note, the Mortgage, the Assignment of Mortgage, any applicable Participation Certificate and any applicable Mezzanine Note and Mezzanine Loan Documents, and any other document required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset has been delivered to the Purchaser or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(x)               Covered Fund. Seller Counterparties have been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.

(y)               Federal Regulations. Seller Counterparties are not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended. Seller Counterparties are not a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.

(z)               Taxes. Each Seller Counterparty has filed or caused to be filed all required U.S. federal income and other material tax returns or extensions thereto that, to each Seller Counterparty’s Knowledge, would be delinquent if they had not been filed on or before the date hereof (taking into account any extensions) and has paid all U.S. federal and other material Taxes imposed on it or any of its property and shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property (in each case taking into account any extensions) except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP; to each Seller Counterparty’s Knowledge, no Tax liens have been filed against any of Seller Counterparties’ assets, except for such Tax liens as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP, and, to each Seller Counterparty’s Knowledge, no material claims are being asserted with respect to any such Taxes.

(aa)            ERISA. No Seller Counterparty has any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(bb)           Solvency; No Fraudulent Transfer. Each Seller Counterparty has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Each Seller Counterparty is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditors of any Seller Counterparty. As of each Purchase Date, each Seller Counterparty is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of any Seller Counterparty to exceed the assets of such Seller Counterparty, (ii) will not result in any Seller Counterparty having unreasonably small capital, and (iii) will not result in debts that would be beyond the Seller Counterparty’s ability to pay as the same mature. Each Seller Counterparty received reasonably equivalent value in exchange for each transfer and sale of the Purchased Assets subject hereto to Purchaser. No Act of Insolvency has occurred with respect to any Seller Counterparty. Each Seller Counterparty has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(cc)            Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by each Seller Counterparty for purposes permitted under each Seller Counterparty’s governing documents, provided that no part of the proceeds of any Transaction shall be used by each Seller Counterparty to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof shall violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(dd)           Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified.

(ee)            Financial Information; Business Condition. All financial data concerning the Purchased Assets and the other Purchased Items prepared by or on behalf of any Person other than any Seller Party or any Affiliate thereof is, to each Seller Counterparty’s Knowledge, true, complete and correct in all material respects on the date of the delivery thereof to Purchaser. All financial data concerning the Contributed Swingline Loan, Purchased Assets and the other Purchased Items prepared by or on behalf of any Seller Party or any Affiliate thereof, is true, complete and correct in all material respects on the date of the delivery thereof to Purchaser. All financial data concerning the Seller Parties that has been delivered by or on behalf of any of the Seller Parties or any Affiliate thereof to Purchaser is true, complete and correct in all material respects and has been prepared fairly in accordance with, to the extent applicable, GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no change in the business condition (financial or otherwise) or the results of operations (or prospects)

of any Seller Party or in the results of operations of any Seller Party, or the Purchased Assets, which change could result in a Material Adverse Effect.

(ff)              Intentionally Omitted.

(gg)           No Reliance. Each Seller Counterparty has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Neither Seller Counterparty is relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of the Transactions.

(hh)           Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act.   The Seller Parties are in compliance, in all material respects, with (i) the U. S. laws related to economic sanctions administered by the U.S. Department of Treasury, including its Office of Foreign Assets Control, or the U.S. Department of State (the “Economic Sanctions”), including the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “Patriot Act”). No part of the proceeds of any Transaction will be used, directly or indirectly (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or (ii) to fund or finance any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or financing, is subject to country-wide or territory-wide Economic Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria) or of or with any individual or entity that, at the time of such funding or financing, is subject to Economic Sanctions.

(ii)              Prohibited Persons. No Seller Party is a Prohibited Person, or is located, organized or resident in a country or territory that is subject to country-wide or territory-wide Economic Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria).

(jj)              Insider. Seller Counterparties are not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(kk)           Anti-Money Laundering Laws. Each Seller Counterparty has complied in all material respects with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”) in connection with the origination of each Purchased Asset.

(ll)              Notice Address; Jurisdiction of Organization. Each Seller Counterparty’s address for notices is as specified on Exhibit I hereto, unless such party has provided a new address to Purchaser in writing. Each Seller Counterparty’s jurisdiction of organization is the State of Delaware. The location where each Seller Counterparty keeps its respective books and records, including all computer tapes and records relating to the Collateral, is its notice address, unless such party has provided a different address to Purchaser in writing within thirty (30) days following any change of address.

(mm)      Ownership. Each Seller Counterparty is and shall remain at all times a wholly-owned direct or indirect Subsidiary of the Guarantor, and Swingline Subsidiary shall remain at all times wholly-owned by Seller.

(nn)           Tax Status. For U.S. federal income tax purposes, each Seller Counterparty is a disregarded entity.

(oo)           No Real Property. Neither Seller nor Swingline Subsidiary has at any time since its formation held title to any real property.

ARTICLE 10
NEGATIVE COVENANTS OF SELLER COUNTERPARTIES

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller Counterparties shall not, without the prior written consent of Purchaser:

(a)               take any action that would directly or indirectly impair or adversely affect Purchaser’s title to the Purchased Assets or Contributed Swingline Loans, as applicable;

(b)               transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Assets or Contributed Swingline Loans, as applicable, to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Assets or Contributed Swingline Loans, as applicable, with any Person other than Purchaser;

(c)               create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of the Purchased Assets, Contributed Swingline Loans or the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by each Seller Counterparty pursuant to the Transaction Documents;

(d)               incur or permit to exist any Indebtedness if the same would cause Seller or Swingline Subsidiary to violate the covenants contained in Article 11;

(e)               subject to Article 27, permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property, any Capital Stock in any Mortgagor securing any Mezzanine Loan, Mortgagor or Mezzanine Borrower, in each case, relating to any Purchased Asset or Contributed Swingline Loans, as applicable, to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, junior mortgage debt or mezzanine debt (in each case, excluding Permitted Encumbrances against the related Mortgaged Property and except to the extent that any such Liens or Indebtedness are otherwise created, incurred, assumed or permitted in accordance with the Purchased Asset Documents);

(f)                consent or assent to any Significant Modification relating to any Purchased Asset or Contributed Swingline Loans other than in accordance with Article 27 and the Servicing Agreement or Servicer Letter (as applicable);

(g)               permit the organizational documents or organizational structure of Seller and Swingline Subsidiary to be amended in any material respect without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed;

(h)               enter into any transaction of Division, merger, consolidation or amalgamation or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets;

(i)                 suffer a Change of Control of Seller or Swingline Subsidiary;

(j)                 after the occurrence and during the continuance of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(k)               acquire or maintain any right or interest in any Purchased Asset or Contributed Swingline Loan, as applicable, or Mortgaged Property relating to any Purchased Asset or Contributed Swingline Loan that is senior to or pari passu with the rights and interests of Purchaser therein under the Transaction Documents;

(l)                 use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(m)             directly, or through a Subsidiary, acquire or hold title to any real property; or

(n)               make any election or otherwise take any action that would cause Seller or Swingline Subsidiary to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

ARTICLE 11
AFFIRMATIVE COVENANTS OF SELLER COUNTERPARTIES

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, each Seller Counterparty covenants that:

(a)               Seller Counterparty Notices.

(i)                 Material Adverse Effect. Each Seller Counterparty shall promptly notify Purchaser of any Material Adverse Effect of which any Seller Counterparty has

Knowledge; provided, however, that nothing in this Article 11 shall relieve the Seller Counterparties of its obligations under this Agreement.

(ii)              Default or Event of Default. Each Seller Counterparty shall notify Purchaser of the occurrence of any Default or Event of Default with respect to Seller and Swingline Subsidiary as soon as possible but in no event later than two (2) Business Days after obtaining Knowledge of such event.

(iii)            Purchased Asset and Contributed Swingline Loan Defaults. Each Seller Counterparty shall promptly, and in any event not later than two (2) Business Days following receipt thereof, deliver to Purchaser any notice of the occurrence of any Purchased Asset Event of Default or Contributed Swingline Loan Event of Default.

(iv)             Other Defaults, Litigation and Judgments.

(A)             Each Seller Counterparty shall promptly, and in any event not later than two (2) Business Days, after obtaining Knowledge thereof, notify Purchaser of (x) any event of default (beyond applicable notice and grace periods) on the part of Seller or Swingline Subsidiary under any Indebtedness or other material contractual obligations; and (y) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving any Seller Counterparty or any of its respective assets.

(B)              Each Seller Counterparty shall promptly, and in any event not later than two (2) Business Days after obtaining Knowledge thereof, notify Purchaser of (1) to the extent such default or event of default could reasonably be expected to constitute an Event of Default hereunder, any default or event of default (or similar event) on the part of Guarantor under any Indebtedness over the Guarantor Threshold; and (2) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving Guarantor or any of its assets, which is likely (in the Seller Counterparty’s reasonable judgment) to be adversely determined and, if so, could reasonably be expected to have a Material Adverse Effect as reasonably determined by the Seller Counterparty.

(v)               Mandatory Early Repurchase Event. Each Seller Counterparty shall promptly, and in any event not later than one (1) Business Day after obtaining Knowledge thereof, notify Purchaser of any Mandatory Early Repurchase Event that has occurred, which notice to Purchaser shall state the details of such Mandatory Early Repurchase Event including the related Purchased Assets for which such Mandatory Early Repurchase Event has occurred and whether such Mandatory Early Repurchase Event is continuing.

(vi)             Decline in Market Value. Each Seller Counterparty shall notify Purchaser of any events, facts or circumstances that, in the Seller Counterparties’ good faith determination, have caused or are reasonably likely to cause the Market Value of any Purchased Asset to decline in any material respect from the Market Value set forth in the

Confirmation therefor as of the Purchase Date, promptly, and in any event not later than two (2) Business Days, after obtaining Knowledge thereof.

(vii)          Corporate Change. Each Seller Counterparty shall advise Purchaser in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than fifteen (15) Business Days prior to taking any such action.

(viii)        Anti-Terrorism; Anti-Bribery and Anti-Money Laundering Laws. Each Seller Counterparty shall promptly (and in any event within two (2) Business Days after obtaining Knowledge thereof) notify Purchaser of any violation of the representation and warranty contained in Article 9(hh) (Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act), Article 9(ii) (Prohibited Persons) or Article 9(kk) (Anti-Money Laundering Laws).

(b)               Reporting.

(i)                 Purchased Asset Information. Seller Counterparties shall provide, or shall cause to be provided, to Purchaser (A) no later than the fifteenth (15th) day of each month, any and all property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Assets that was received during the preceding calendar month and is in the possession of the Seller Counterparties or an Affiliate, including, without limitation, rent rolls, income statements and STR reports; and (B) promptly upon request, such other information with respect to the Purchased Assets or Contributed Swingline Loans that may be reasonably requested by Purchaser from time to time and to the extent in the Seller Counterparties’ possession or reasonably obtainable by the Seller Counterparties.

(ii)              Monthly Servicing Report. With respect to the Purchased Assets and Contributed Swingline Loans and related Mortgaged Properties, no later than the fifteenth (15th) day of each calendar month, Seller Counterparties shall provide, or shall cause to be provided, to Purchaser a monthly operations/servicing report covering collections, delinquencies, losses, recoveries, and cash flows, in form reasonably acceptable to Purchaser.

(iii)            Quarterly Purchased Asset Reports. With respect to the Purchased Assets or Contributed Swingline Loans and related Mortgaged Properties, as frequently as provided, but in no event later than within seventy (70) days after the last day of any calendar quarter in any fiscal year, Seller Counterparties shall provide, or shall cause to be provided, to Purchaser an asset management report prepared by Seller Counterparties or Guarantor (to the extent of information in the possession of the Seller Counterparties or an Affiliate), in form reasonably acceptable to Purchaser.

(iv)             Covenant Compliance Certificate. Simultaneously with the delivery of financial statements for each fiscal quarter in any fiscal year, each Seller Counterparty shall deliver to Purchaser an officer’s certificate substantially in the form of Exhibit VI attached hereto.

(v)               Quarterly Financial Reports. Each Seller Counterparty shall provide, or shall cause to be provided, to Purchaser within forty-five (45) days after the end of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited consolidated balance sheets of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income and member equity of Guarantor for such period (without footnotes) and the portion of the fiscal year through the end of such period, accompanied by an officer’s certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the financial condition of Guarantor, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments) and Seller Counterparties shall provide, or cause to be provided, to Purchaser within such time period the separately prepared financial statements of Seller Counterparties, if any.

(vi)             Annual Financial Reports. Seller Counterparties shall provide, or shall cause to be provided, to Purchaser within ninety (90) days after the end of each fiscal year of the Guarantor, the audited consolidated balance sheets of Guarantor, as at the end of such fiscal year and the related audited, consolidated statements of income, member equity and cash flows of Guarantor for such fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments) and Seller Counterparties shall provide, or cause to be provided, to Purchaser within such time period the separately prepared financial statements or Seller Counterparties, if any.

(vii)          Other Information. Seller Counterparties shall provide, or shall cause to be provided, to Purchaser such other information regarding the financial condition, operations or business of Seller Counterparties, any Mortgagor or any Mezzanine Borrower or underlying guarantor with respect to a Purchased Asset or Contributed Swingline Loans as Purchaser may reasonably request and to the extent same is in Seller Counterparties’ possession or reasonably obtainable by Seller Counterparties, including without limitation, such documents as Purchaser may reasonably request evidencing the truthfulness of the representations set forth in Article 9.

(c)               Additional Rights. If any Seller Counterparty shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, the applicable Seller Counterparty shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by the applicable Seller Counterparty to Purchaser, if required, together with an undated power covering such rights duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by any Seller

Counterparty, such Seller Counterparty shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of Seller, as additional collateral security for the Transactions. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in a manner satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.

(d)               Defense of Purchaser’s Security Interest; Further Assurances. At any time from time to time, at the sole expense of applicable Seller Counterparty, the Seller Counterparties shall (i) defend the right, title and interest of Purchaser in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons, (ii) at Purchaser’s reasonable request, take all action Purchaser reasonably deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings and (iii) at Purchaser’s reasonable request, promptly and duly execute and deliver such further instruments, documents and information and take such further actions as Purchaser may deem reasonably necessary or desirable to (1) obtain or preserve the security interest granted hereunder, (2) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of the Seller Counterparties (whether or not existing as of the date hereof or in the future), (3) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request) or (4) ensure compliance with the Patriot Act or any other Requirements of Law in all material respects.

(e)               Preservation of Existence; Compliance with Law. Each Seller Counterparty shall, and shall cause Guarantor to, at all times (i) comply with all material contractual obligations, (ii) comply in all material respects with all applicable laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over it or its assets and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, with respect to each Seller Counterparty, all lending licenses held by it and its status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(f)                Operations. Each Seller Counterparty shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser prior to the date hereof. Each Seller Counterparty shall maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by a Seller Counterparty for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by Seller Counterparties with respect to the Collateral and the conduct and operation of its business.

(g)               Books and Record. Each Seller Counterparty shall at all times keep proper books and records in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(h)               Compliance with Transaction Documents. Each Seller Counterparty shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller Counterparties shall cause the Guarantor to at all times comply with the terms and conditions of the Guaranty, including without limitation, any financial covenants contained therein. Seller Counterparties shall be solely responsible for the fees and expenses of Custodian, Account Bank, and Servicer.

(i)                 Taxes and Other Charges. Each Seller Counterparty shall timely file all material income, franchise and other tax returns required to be filed by it and shall timely (a) pay all material taxes, levies, assessments and other charges that are imposed on it, on its income or profits, on any of its property or on the Collateral and (b) discharge all liens that are imposed on any of its property or on the Collateral, in each case prior to the date on which penalties attach thereto, except for any such tax, levy, assessment, other charge or lien which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(j)                 ERISA. No Seller Counterparty shall violate the representations and warranties contained in Article 9(xx).

(k)               Ownership. Each Seller Counterparty is and shall remain at all times a wholly-owned direct or indirect Subsidiary of the Guarantor.

(l)                 Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act. No Seller Counterparty shall violate the representations and warranties contained in Article 9(hh) (Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act), Article 9(ii) (Prohibited Persons) or Article 9(kk) (Anti-Money Laundering Laws).

(m)             Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset (or the Contributed Swingline Loan Documents with respect to an Contributed Swingline Loan), the applicable Seller Counterparty shall be required to fund such future advance in accordance with such Purchased Asset Documents or Contributed Swingline Loan Documents, as applicable, regardless of whether Purchaser agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such future advance. Any Purchased Asset or Contributed Swingline Loan with respect to which there is any litigation or other proceeding alleging a failure to fund any future advance as and when required (collectively, a “Future Advance Failure”) shall cease being an Eligible Asset and shall be repurchased by Seller within two (2) Business Days after a Seller Counterparty receives written notice of the commencement of such litigation or proceeding.

ARTICLE 12
SINGLE PURPOSE ENTITY

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect and each Seller Counterparty (as to itself) covenants that:

(a)               No Seller Counterparty shall own assets or engage in any business, other than the Purchased Assets, Contributed Swingline Loans, proposed Purchased Assets and Purchased Assets or Contributed Swingline Loans, as applicable, reacquired by any Seller from Purchaser, and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Purchased Assets;

(b)               Each Seller Counterparty shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates other than those obligations related to Contributed Swingline Loans, Purchased Assets or securities consisting of Purchased Assets or Contributed Swingline Loans, as applicable;

(c)               Each Seller Counterparty shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;

(d)               Each Seller Counterparty shall comply with the provisions of its organizational documents;

(e)               Each Seller Counterparty shall do all things necessary to observe its organizational formalities and to preserve its existence;

(f)                Each Seller Counterparty shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law;

(g)               Each Seller Counterparty shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for tax purposes), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(h)               Each Seller Counterparty shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent; provided that the foregoing shall not require any member, partner or shareholder of the Seller Counterparty to make additional capital contributions to the Seller Counterparty;

(i)                 No Seller Counterparty shall commingle its funds or other assets with those of any Affiliate or any other Person and each Seller Counterparty shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(j)                 Each Seller Counterparty shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(k)               No Seller Counterparty shall hold itself out to be responsible for the debts or obligations of any other Person;

(l)                 No Seller Counterparty shall, without the prior written consent of the Independent Member of Seller, take any action that will result in an Act of Insolvency;

(m)             Seller shall, at all times, have at least one (1) Independent Member;

(n)               Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Member, together with the name and contact information of the replacement Independent Member and evidence of the replacement’s satisfaction of the definition of Independent Member and (ii) that any Independent Member of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in a Seller Counterparty and any Affiliates of the Seller Counterparties except the Seller Counterparties and the creditors of the Seller Counterparties with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(o)               No Seller Counterparty shall enter into any transaction with an Affiliate of Seller Counterparty except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(p)               Each Seller Counterparty shall maintain a sufficient number of employees in light of contemplated business operations; provided, however, that no Seller Counterparty shall be required to maintain any employees;

(q)               Intentionally omitted;

(r)                No Seller Counterparty shall pledge its assets to secure the obligations of any other Person;

(s)                No Seller Counterparty shall form, acquire or hold any Subsidiary or own any equity interest in any other entity except that Seller shall be permitted to own the Capital Stock of Swingline Subsidiary pursuant to the terms of this Agreement; and

(t)                 No Seller Counterparty shall create, incur, assume or suffer to exist any Indebtedness, Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets or Contributed Swingline Loans, the other Collateral, whether now owned or hereafter acquired, other than (i) obligations under the Transaction Documents, (ii) obligations under the documents evidencing the Purchased Assets or Contributed Swingline Loans, and (iii) unsecured trade payables, in an aggregate amount not to exceed the Seller Threshold at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by a Seller Counterparty shall be paid within sixty (60) days of the date incurred.

ARTICLE 13
EVENTS OF DEFAULT; REMEDIES; SET-OFF

(a)               Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)                 Failure to Repurchase or Repay. Seller Counterparties shall fail to repurchase Purchased Assets or remove the Contributed Swingline Loan upon the applicable Repurchase Date or Repayment Date, as applicable, or shall fail to repay the Purchase Price or Swingline Advance Amount with respect to any Purchased Asset or Contributed Swingline Loan when and as required pursuant to the Transaction Documents, or the Seller Counterparties fail to satisfy a Purchase Price Percentage Stepdown pursuant to Article 3(l).

(ii)              Failure to Pay Purchase Price Differential. Purchaser shall fail to receive on or before any Remittance Date the accrued and unpaid Purchase Price Differential when due.

(iii)            Failure to Cure Margin Deficit. Any Seller Counterparty shall fail to cure any Margin Deficit in accordance with Article 4 when due.

(iv)             Failure to Remit Principal Payment. Any Seller Counterparty fails to remit (or cause to be remitted) to Purchaser any Principal Payment received with respect to a Purchased Asset or Contributed Swingline Loan for application to the payment of the Repurchase Price or the Swingline Repayment Amount for such Purchased Asset or Contributed Swingline Loan, as applicable, in accordance with Article 5(e).

(v)               Failure to Pay Fees. Purchaser shall fail to receive (A) any Exit Fee, as and when due, provided that if a Seller Counterparty requests that Purchaser notify Seller Counterparties of the amount of the Exit Fee due and payable hereunder together with Seller Counterparties’ notice of early repurchase pursuant to Article 3(d)(i) hereof and Purchaser fails to provide such Exit Fee amount on or prior to the Early Repurchase Date, such Exit Fee shall be due and payable within one (1) Business Day after Seller’s receipt of notice from Purchaser of the Exit Fee due, or (B) any other fee hereunder, within three (3) Business Days after Seller Counterparties’ receipt of written notice from Purchaser that the same is due.

(vi)             Other Failure to Pay. Any Seller Counterparty shall fail to make any payment not otherwise enumerated that is owing to Purchaser under the Transaction Documents that has become due, whether by acceleration or otherwise, within five (5) Business Days after receipt of demand therefor from Purchaser.

(vii)          Act of Insolvency. An Act of Insolvency occurs with respect to Seller, Swingline Subsidiary or Guarantor.

(viii)        Admission of Inability to Pay. Seller, Swingline Subsidiary or Guarantor shall admit in writing to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.

(ix)             Transaction Documents. Any Transaction Document shall for whatever reason be terminated (other than by Purchaser without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Seller Party or Affiliate of a Seller Party shall contest in writing the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Seller Party or Affiliate of a Seller Party shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.

(x)               Cross-Default.

(A)             Any Seller Counterparty shall be in default (beyond any applicable notice and cure periods) under any of its Indebtedness which default involves the failure to pay a due and payable obligation of at least the Seller Threshold, and Seller or Swingline Subsidiary fails to repurchase or repay, as applicable, all Purchased Assets or Contributed Swingline Loans, respectively, within one (1) Business Day thereafter.

(B)              Guarantor shall be in default (beyond any applicable notice and cure periods) under any of its Indebtedness which default involves the failure to pay a due and payable obligation of at least the Guarantor Threshold and Seller or Swingline Subsidiary fails to repurchase or repay, as applicable, all Purchased Assets or Contributed Swingline Loans, respectively, within one (1) Business Day thereafter.

(C)              Guarantor shall be in a material non-payment default (beyond any applicable notice and cure periods) under any of its Indebtedness which default results in the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness with an asserted damage claim in excess of the Guarantor Threshold and Seller or Swingline Subsidiary fails to repurchase or repay, as applicable, all Purchased Assets or Contributed Swingline Loans, respectively, within one (1) Business Day thereafter.

(xi)             Judgment. A final non appealable judgment by any competent court in the United States of America for the payment of money shall have been (A) rendered against Seller or Swingline Subsidiary in an amount greater than the Seller Threshold or (B) rendered against Guarantor in an amount greater than the Guarantor Threshold, and in each case, such judgment remains undischarged or unpaid, unless the execution of such judgment is stayed by posting of cash, bond or other collateral acceptable to Purchaser in the amount of such judgment within thirty (30) days after the entry thereof.

(xii)          ERISA. Seller or Swingline Subsidiary shall violate the representations and warranties contained in Article 9(aa) (ERISA).

(xiii)        Ownership; Security Interest. If (i) any Transaction is recharacterized as a secured financing, rather than a “securities contract”, as that term is defined in Section 741 of Title 11 of the United States Code, or (ii) if the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral.

(xiv)         Government or Regulatory Action. Any Governmental Authority, or agency, any person, agency or entity acting at the direction of any Governmental Authority or any regulatory or self-regulatory authority shall (1) have taken any action to displace the management of Seller or Swingline Subsidiary in any material respect or curtail its authority in any material respect in the conduct of the business of Seller or Swingline Subsidiary and such action has not been dismissed or stayed within thirty (30) days or (2) have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, Swingline Subsidiary or Guarantor.

(xv)           Conveyance of Assets. Any conveyance, transfer or disposal of all or substantially all assets of Guarantor to any Person.

(xvi)         Change of Control. A Change of Control shall occur without the prior written consent of Purchaser.

(xvii)      Representations. Any representation, warranty or certification made by any Seller Party or any Servicer that is an Affiliate of any Seller Party to Purchaser under this Agreement or any Transaction Document (other than any representation contained in Article 9(s)) shall have been incorrect or untrue when made or repeated or deemed to have been made or repeated in any material respect and, to the extent that such incorrect or untrue representation is capable of being cured by a Seller Counterparty, such breach is not cured by a Seller Counterparty within five (5) Business Days after the earlier of receipt of written notice thereof from Purchaser or to such Seller Counterparty’s Knowledge, of such incorrect or untrue representation.

(xviii)    Guarantor Breach. The breach by Guarantor of the covenants made by it in Article V(j) (Limitation on Distributions) or Article V(l) (Financial Covenants) of the Guaranty.

(xix)         Merger; Consolidation; Division. (A) A merger or consolidation of Seller, Swingline Subsidiary or Guarantor shall occur and either Guarantor and/or an Affiliate of Guarantor is not the direct or indirect controlling surviving entity or (B) a Division of Seller, Swingline Subsidiary or Guarantor shall occur.

(xx)           Sale of Assets. The sale or transfer of all or substantially all assets of Seller or Guarantor to any person or entity other than an Affiliate of Seller, Swingline Subsidiary or Guarantor other than sales of assets of Seller or Swingline Subsidiary in accordance with the Transaction Documents.

(xxi)         Other Covenant Default. If Seller, Swingline Subsidiary or any Servicer that is an Affiliate of Seller or Swingline Subsidiary, shall breach or fail to perform any of the terms, covenants or obligations under this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and if such breach or failure is susceptible to cure, such breach or failure is not remedied within ten (10) Business Days after the earlier of (A) delivery of notice thereof to the applicable Seller Counterparty by Purchaser or (B) Knowledge on the part of any Seller Counterparty of such breach; provided, however, that if such breach is not reasonably susceptible of cure within such ten (10) Business Day period, then, provided that any Seller Counterparty commences within such ten (10) Business Day period and diligently pursues a cure, such ten (10) Business Day period shall be extended as reasonably necessary to complete the cure thereof for a period not to exceed thirty (30) days.

(b)               Remedies. Seller Counterparties hereby appoint Purchaser as attorney-in-fact of Seller Counterparties for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to any Seller Counterparty, the following rights and remedies shall be available to Purchaser:

(i)                 At the option of Purchaser, (i) the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”), (ii) the Repayment Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Swingline Accelerated Repayment Date”),

(ii)              If Purchaser exercises or is deemed to have exercised the option referred to in Article 13(b)(i):

(A)             Seller Counterparties’ obligations hereunder to repurchase all Purchased Assets or remove all Contributed Swingline Loans from the Swingline Subsidiary and repay the related Swingline Advance Amount shall become immediately due and payable on and as of the Accelerated Repurchase Date or Swingline Accelerated Repayment Date, as applicable, and Purchaser may immediately terminate all Transactions pursuant to the Transaction Documents, in each case, without notice to Seller Counterparties;

(B)              to the extent permitted by applicable law, the Repurchase Price or the Swingline Repayment Amount with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date or Swingline Accelerated Repayment Date, as applicable, to, but excluding, the date of payment of the Repurchase Price (as so increased) or the Swingline Repayment Amount (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price or the Swingline Repayment Amount for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by the Account Bank or Seller Counterparties pursuant to this Agreement and applied to such Repurchase Price or the Swingline Repayment Amount, and (II) any amounts applied to the Repurchase Price or the Swingline Repayment Amount pursuant to Article 13(b)(ii)(D));

(C)              the Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D)             Purchaser may in accordance with Requirements of Law (1) immediately  after the Accelerated Repurchase Date or Swingline Accelerated Repayment Date, as applicable, sell any and all of the Purchased Assets or Contributed Swingline Loans in its sole discretion, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets or Contributed Swingline Loans, to give Seller Counterparties credit for such Purchased Assets and Contributed Swingline Loans in an amount equal to the fair market value of such Purchased Assets and Contributed Swingline Loans, as determined by Purchaser in its sole discretion, against the aggregate unpaid Repurchase Price or Swingline Repayment Amount for such Purchased Assets and Contributed Swingline Loans and any other amounts owing by Seller Counterparties under the Transaction Documents. The proceeds of any disposition of Purchased Assets or Contributed Swingline Loans effected pursuant to sub-clause (1) above shall be applied by Purchaser in the order and manner set forth in Article 5(i).

(iii)            The parties acknowledge and agree that (A) the Purchased Assets and Contributed Swingline Loans subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset or Contributed Swingline Loan, the Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets or Contributed Swingline Loans). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets or Contributed Swingline Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets or Contributed Swingline Loans may not be liquid. In view of the nature of the Purchased Assets and Contributed Swingline Loans, the parties agree that liquidation of a Transaction or the Purchased Assets and Contributed Swingline Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets or Contributed Swingline Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets and Contributed Swingline Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.

(iv)             Seller Counterparties shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all losses, reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses, actually incurred by Purchaser in connection with or as a consequence of an Event of Default.

(v)               Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the

Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and any Seller Counterparty. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets and Contributed Swingline Loans against all of Seller Counterparties’ obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency.

(vi)             Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.

(vii)          Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller Counterparties hereby expressly waive any defenses Seller Counterparties might otherwise have to require Purchaser to enforce its rights by judicial process. Seller Counterparties also waive, to the extent permitted by law, any defense Seller Counterparties might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets and Contributed Swingline Loans, or from any other election of remedies. Each Seller Counterparty recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)               Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, each Seller Counterparty hereby grants to Purchaser and its Affiliates a right of set-off, without notice to any Seller Counterparty, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by any Seller Counterparty to Purchaser or any Affiliate of Purchaser against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser or its Affiliates to any Seller Counterparty and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of any Seller Counterparty and the proceeds therefrom, now or hereafter held or received for the account of any Seller Counterparty (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located).

Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to any Seller Counterparty, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by any Seller Counterparty under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 13(c) shall be effective to create a charge or other security interest. This Article 13(c) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY ANY SELLER COUNTERPARTY UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH SELLER COUNTERPARTY.

ARTICLE 14
SINGLE AGREEMENT

Purchaser and each Seller Counterparty acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder (as well as the grant of the security interest in Article 6 hereof) constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and each Seller Counterparty agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15
RECORDING OF COMMUNICATIONS

PURCHASER AND SELLER COUNTERPARTIES SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. PURCHASER AND SELLER COUNTERPARTIES HEREBY CONSENT TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY

AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 16
NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by electronic mail provided that such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address and person specified in Exhibit I hereto or to such other address and person as shall be designated from time to time by any party hereto in a written notice to the other parties hereto in the manner provided for in this Article 16. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 16 or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article 16. A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17
ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18
NON-ASSIGNABILITY

(a)               No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.

(b)               Purchaser may, upon prior written notice to Seller Counterparties (so long as no Event of Default has occurred and is continuing) but without consent of Seller Counterparties, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 8(a)) to any Person and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser; provided, that, so long as no Event of Default has occurred and is continuing, (i) such Person shall be a Qualified Transferee, (ii) Purchaser shall act as exclusive agent for all assignees or participants with respect to any such assignment or participation in any dealings with Seller Counterparties (subject to the immediately succeeding sentence) with regard to this Agreement and the Transactions and (iii) Seller Counterparties’ obligations hereunder are not increased and its rights hereunder are not impaired without Seller Counterparties’ written consent. In connection with any sale, assignment or transfer by Purchaser hereunder, other than a sale, assignment, transfer or participation of one hundred percent (100%) of its rights and obligations under the Transaction Documents, provided that no Event of Default has occurred and is continuing, Purchaser shall continue to control decision-making with respect to the Purchased Assets, determining whether to purchase any Eligible Asset in a Transaction and determining the Market Value of the Purchased Assets. Each Seller Counterparty agrees to cooperate with Purchaser in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest.

(c)               Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(d)               Each Seller Counterparty shall maintain a record of ownership (the “Register”) identifying the name and address of each assignee hereunder and the amount of each such assignee’s interest in the Purchased Assets, which Register is intended to be maintained in accordance with Section 5f.103-1(c) of the Treasury Regulations. Transfers made pursuant to Article 18(b) shall be recorded upon such Register. Such Register shall be available for inspection by Purchaser at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive absent manifest error, and Seller Counterparties and Purchaser shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement.

(e)               If Purchaser sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, Purchaser shall, acting for this purposes as an agent of a Seller Counterparty, maintain a record of ownership (the “Participant Register”) identifying the name and address of each participant and the amount of each such participant’s interest in the Purchased Assets, provided that the Purchaser and any such other participant shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information related to a participant’s interest in any Transaction Document) to any Person except to the extent necessary to establish that such interests are in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and Purchaser shall treat each Person whose name is recorded in the Participant Register as the owners of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)                Purchaser shall cause each assignee, participant or other transferee of Purchaser to provide to Seller Counterparties a properly completed and duly executed IRS form W-9, W-8BEN, W-8BEN-E, W-8ECI, W-8IMY, U.S. Tax Compliance Certificate and/or, as appropriate, other applicable forms as described by the IRS or other certifications reasonably requested by a Seller Counterparty for purposes of compliance with applicable withholding provisions pursuant to the Internal Revenue Code and underlying Treasury Regulations. Purchaser and each assignee, participant or transferee hereby agrees to notify Seller Counterparties of any change in circumstance that causes a form, certificate or document provided by it to Seller Counterparties to no longer be true and to provide updated forms upon the obsolescence of any previously delivered form or promptly notify the Seller Counterparties in writing of its legal inability to do so. No Seller shall have an obligation to pay any additional amounts hereunder that may result from the tax status of any assignee, participant or transferee differing from the tax status of Purchaser.

ARTICLE 19
GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 20
NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 21
INTENT

(a)               The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code and (iii) all payments hereunder are deemed “margin payments” or settlement payments” as defined in the Bankruptcy Code.

(b)               The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 13 is in each case a contractual right to cause or exercise such right as described in Sections 362(b)(6), 555 and 561 of the Bankruptcy Code.

(c)               The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then this Agreement and each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)               The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)               The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code and a “securities contract” with the meaning of Section 555 and Section 559 of the Bankruptcy Code.

(f)                The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code. The parties intend and acknowledge that the pledge of the Related Credit Enhancement set forth in Article 6(a) to constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), and 741(7)(A)(xi) of the Bankruptcy Code.

(g)               It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing to Seller Counterparties (or any person from whom a Seller Counterparty is disregarded for U.S. federal income tax purposes), and that a Seller Counterparty (or any person from whom a Seller Counterparty is disregarded for U.S. federal income tax purposes) be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller Counterparties and Purchaser agree to treat the Transactions consistently as described in the preceding sentence, including on any and all filings with any U.S. Federal, state, or local taxing authority.

ARTICLE 22

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)               in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)               in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)               in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 23
CONSENT TO JURISDICTION; WAIVERS

(a)               Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)               To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)               The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)               EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e)               EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY OR ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.

ARTICLE 24
NO RELIANCE

Each Seller Counterparty hereby acknowledges, represents and warrants to Purchaser that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)               it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Purchaser, other than the representations expressly set forth in the Transaction Documents;

(b)               it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Purchaser;

(c)               it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)               it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e)               no joint venture exists between Purchaser and any Seller Party; and

(f)                Purchaser is not acting as a fiduciary or financial, investment or commodity trading advisor for any Seller Party and Purchaser has not given to any Seller Party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits

(either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25
INDEMNITY AND EXPENSES

(a)               Each Seller Counterparty hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of their officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, reasonable, out-of-pocket costs and expenses or disbursements (including reasonable and documented attorneys’ fees and disbursements of outside counsel) (all of the foregoing included amounts, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions or Swingline Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Event of Default or any Transaction, or Swingline Transaction, or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that no Seller Counterparty shall be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party and, provided  further, that this Article 25 shall have no application with respect to Taxes other than in connection with any non-Tax claim. Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets and Contributed Swingline Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset and Contributed Swingline Loans for any sum owing thereunder, or to enforce any provisions of any Purchased Asset or Contributed Swingline Loans, Seller Counterparties shall save, indemnify and hold Purchaser harmless from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller Counterparties. Each Seller Counterparty also agrees to reimburse Purchaser as and when billed by Purchaser for all Purchaser’s out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Purchaser’s rights under any Transaction Document or Transaction, including without limitation the reasonable and documented fees and disbursements of its counsel. Each Seller Counterparty hereby acknowledges that the obligations of Seller Counterparties hereunder are recourse obligations of each Seller Counterparty.

(b)               Each Seller Counterparty agrees to pay or reimburse on demand all of Purchaser’s reasonable costs and expenses, including, without limitation, the reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of the Purchaser’s rights under the Transaction Documents or any performance by Purchaser of any obligations of any Seller or Swingline Subsidiary in respect of any Purchased Asset and Contributed Swingline Loan, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (iv) the maintenance of the Collection Account and registering the Collateral in the name of Purchaser or its nominee, (v) any default by any Seller Counterparty in repurchasing the Purchased Asset or Contributed Swingline Loan after Seller Counterparties have given a notice in accordance with Article 3(e) of an Early Repurchase Date, (vi) any payment of the Repurchase Price (or the Swingline Repayment Amount) on any day other than a Remittance Date or conversion to the Alternative Rate in accordance with Article 3(g) on any day other than a Pricing Rate Determination Date (including in each case, without limitation, actual breakage costs incurred by Purchaser as a consequence of terminating any hedging transactions entered into by Purchaser in relation to the Purchased Asset and Contributed Swingline Loan) (“Breakage Costs”), (vii) any failure by any Seller Counterparty to sell any Eligible Asset or Eligible Swingline Loan, as applicable, to Purchaser on the Purchase Date thereof, (viii) any actions taken to perfect or continue any lien created under any Transaction Document, (ix) Purchaser owning any Purchased Asset, Contributed Swingline Loan or other Purchased Item and/or (x) any due diligence performed by Purchaser in accordance with Article 26. All such expenses shall be recourse obligations of Seller Counterparties to Purchaser under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon each Seller Counterparty absent manifest error.

(a)               This Article 25 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

ARTICLE 26
DUE DILIGENCE

(a)               Each Seller Counterparty acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets and Contributed Swingline Loans, the Seller Counterparties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Each Seller Counterparty agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), each Seller Counterparty shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of Seller Counterparties, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Contributed Swingline Loan Documents, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets and Contributed Swingline Loans in the possession or under the control of such party; provided, that prior to the occurrence and continuance of an Event of Default, notwithstanding anything in this Agreement to the contrary, Purchaser shall not contact any Mortgagor or Mezzanine Borrower of an Eligible Asset, any related sponsor or other obligor, any related tenant or any other loan party with respect to a proposed Transaction, Swingline Transaction or a Purchased Asset, without a Seller Counterparty’s prior consent.

(b)               Each Seller Counterparty agrees that it shall, promptly upon reasonable request of Purchaser, deliver (or shall cause to be delivered) to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with Article 26(a).

(c)               Each Seller Counterparty agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Purchaser and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 26(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Purchaser wishes to discuss with such Person.

(d)               Without limiting the generality of the foregoing, each Seller Counterparty acknowledges that Purchaser may enter into Transactions with Seller Counterparties based solely upon the information provided by the Seller Counterparties to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets and Contributed Swingline Loans. Purchaser may underwrite such Purchased Assets and Eligible Swingline Loans itself or engage a third-party underwriter to perform such underwriting. Each Seller Counterparty agrees to cooperate with Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets and Contributed Swingline Loans in the possession, or under the control, of any Seller Party or any Affiliate thereof.

(e)               Each Seller Counterparty hereby acknowledges and agrees that Purchaser shall have the right to commission and order an Appraisal of any Mortgaged Property at any time and from time to time, provided, however, that no Seller Counterparty shall be responsible for the costs and expenses incurred by Purchaser in obtaining more than one Appraisal of any Mortgaged Property in any twelve (12) month period. Each Seller Counterparty shall cooperate with Purchaser in connection with the commission or order of any Appraisal by Purchaser, and Seller shall use commercially reasonable efforts to cause the applicable Mortgagor or Mezzanine Borrower to cooperate with Purchaser in obtaining any such Appraisal, including, without limitation, by providing Purchaser with access to the Mortgaged Property.

(f)                Each Seller Counterparty agrees to reimburse Purchaser on demand for any and all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred by Purchaser in connection with its due diligence activities pursuant to this Article 26.

ARTICLE 27
SERVICING

(a)               The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is the sole owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller Counterparties shall be granted a revocable license (which license shall automatically be revoked (i) every thirty (30) days unless Purchaser provides written notice to Seller Counterparties that such license is extended for another thirty (30) days, which notice, if given, shall be included in the monthly remittance notice delivered to Account Bank and Servicer, or (ii) upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets and Contributed Swingline Loans, and Seller Counterparties shall, at Seller Counterparties’ sole cost and expense, cause the Servicer to servicer the Purchased Assets and Contributed Swingline Loans in accordance with the Servicing Agreement and this Article 27 and for the benefit of Purchaser. Notwithstanding the foregoing, Seller Counterparties shall not take any Significant Modification of any Purchased Asset or Contributed Swingline Loans without first having given prior notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser.

(b)               The obligation of Servicer (or Seller Counterparties to cause Servicer) to service any of the Purchased Assets and Contributed Swingline Loans shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of Servicer in accordance with Article 27(c), (ii) Purchaser not extending Seller Counterparties’ revocable licenses in accordance with Article 27(a) or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer. Each Seller Counterparty agrees to cooperate with Purchaser in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Seller Counterparties shall at its sole cost and expense transfer the servicing of the affected Purchased Assets and Contributed Swingline Loans to another Servicer designated by Purchaser as expeditiously as possible.

(c)               Purchaser may, in its sole and absolute discretion, terminate Servicer or any sub-servicer with respect to any Purchased Asset or Contributed Swingline Loans (i) upon the occurrence of a default by the Servicer under the Servicing Agreement, with respect to the Purchased Assets, Contributed Swingline Loans or Servicer Letter (as applicable) in each case, beyond applicable notice and cure periods, or (ii) during the continuance of an Event of Default, without payment of any penalty or termination fee.

(d)               Except as expressly permitted under the Servicing Agreement, Seller Counterparties shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Assets or Contributed Swingline Loans without the prior written approval of Purchaser, which approval shall not be unreasonably withheld conditioned or delayed. If the Purchased Assets or Contributed Swingline Loans are serviced by a sub-servicer, Seller Counterparties shall irrevocably assign all rights, title and interest in the servicing agreements with such sub-servicer to Purchaser.

(e)               Seller Counterparties shall cause Servicer and any sub-servicer to service the Purchased Assets or Contributed Swingline Loans in accordance with Accepted Servicing Practices. On the Original Closing Date, Seller caused Servicer (at the request of Purchaser) and any sub-servicers engaged by Seller Counterparties to execute a letter agreement with Purchaser substantially in the form attached as Exhibit IX hereto (the “Servicer Letter”) acknowledging Purchaser’s security interest in the Purchased Assets or Contributed Swingline Loans and agreeing to remit all Income received with respect to the Purchased Asset and Contributed Swingline Loans to the Collection Account in accordance with Article 5(e) or as otherwise directed by Purchaser in accordance with the Servicer Letter.

(f)                Each Seller Counterparty agrees that Purchaser is the owner of all servicing records relating to the Purchased Assets and Contributed Swingline Loans, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets or Contributed Swingline Loans (the “Servicing Records”) so long as the Purchased Assets or Contributed Swingline Loans are subject to this Agreement. Seller Counterparties covenant to (or to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request.

(g)               The payment of servicing fees shall be solely the responsibility of Seller Counterparties.

ARTICLE 28
MISCELLANEOUS

(a)               All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.

(b)               The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)               The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)               Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)               This Agreement together with the other Transaction Documents contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)                The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g)               Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h)               Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole and absolute discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

(i)                 Purchaser hereby acknowledges and agrees that except to the extent of the Guaranteed Obligations (as defined in the Guaranty) of the Guarantor pursuant to the Guaranty, and subject to the terms, conditions and limitations set forth therein, (a) all obligations of Seller Counterparties under this Agreement and the other Transaction Documents are recourse obligations solely of Seller Counterparties, and (b) none of the obligations of Seller Counterparties under this Agreement and the other Transaction Documents are recourse to the Guarantor or any of their Affiliates, subsidiaries, members, partners, officers, directors or personnel.

(j)                 All information regarding the terms set forth in any of the Transaction Documents, the Transactions, or either party hereto or its Affiliates received in connection with the Transactions (the “Confidential Information”) shall be kept confidential and shall not be disclosed by either Seller Counterparty or Purchaser to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, accountants, attorneys, advisors and other representatives (collectively, “Representatives”) who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or Governmental Authority or required by Requirements of Law (including any disclosures required pursuant to any subpoena, legal process or other court or regulatory authority order), (c) to the extent required to be included in the financial statements of either Seller Counterparty or Purchaser or their respective Affiliates, (d) to the extent required to exercise any rights or remedies under the Transaction Documents or Purchased Asset Documents, (e) to the extent required to consummate and administer a Transaction, and (f) to any actual or prospective holder of a Participation Interest or other Person which agrees to comply with this Article 28(j); provided, however, that, except for disclosures made pursuant to clause (f) of this sentence, no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.  In furtherance of the foregoing, Purchaser agrees to keep confidential all non-public information delivered by or on behalf of Seller Counterparties or either

Guarantor or any of their Affiliates and shall not disclose such information other than as permitted or required pursuant to the foregoing clauses (a) through (f), inclusive, except that, after the occurrence of an Event of Default, all such information relating solely to any Purchased Asset and the Collateral, but not, for the avoidance of doubt, any such information relating to Guarantor or any of its Affiliates, shall be automatically excluded from the provisions of this Article 28(j). Notwithstanding anything in this Article 28(j) to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public through no fault of Purchaser or any of its Representatives in violation of this Article 28(j); (ii) is or becomes available to Purchaser or any of its Representatives on a non-confidential basis from a source other than Seller Counterparties not known to Purchaser or its Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality after due inquiry; (iii) is independently developed by Purchaser or any of its Representatives without use of or reliance on, either directly or indirectly, any Confidential Information; (iv) was known to or in the possession of Purchaser or any of its Representatives on a non-confidential basis, without appropriate documentary evidence thereof, prior to disclosure by Seller Counterparties.

ARTICLE 29
JOINT AND SEVERAL LIABILITY

(a)       Each Seller Counterparty hereby acknowledges and agrees that each Seller Counterparty shall be jointly and severally liable to Purchaser to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of all of Seller Counterparties hereunder.

(b)       Each Seller Counterparty hereby agrees that, to the extent the other party shall have paid more than its proportionate share of any payment made hereunder, the appropriate Seller Counterparty shall be entitled to seek and receive contribution from and against the other Seller Counterparty which has not paid its proportionate share of such payment; provided however, that the provisions of this clause shall in no respect limit the obligations and liabilities of any Seller Counterparty to Purchaser, and, notwithstanding any payment or payments made by any Seller Counterparty (“Paying Seller”) hereunder or any set-off or application of funds of Paying Seller by Purchaser, Paying Seller shall not be entitled to be subrogated to any of the rights of Purchaser against any other Seller or any collateral security or guarantee or right of set-off held by Purchaser, nor shall Paying Seller seek or be entitled to seek any contribution or reimbursement from any other Seller in respect of payments made by Paying Seller hereunder, until all amounts owing to Purchaser by Seller Counterparties under the Transaction Documents are paid in full. If any amount shall be paid to Paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by Paying Seller in trust for Purchaser, segregated from other funds of Paying Seller, and shall, forthwith upon receipt by Paying Seller, be turned over to Purchaser in the exact form received by Paying Seller (duly indorsed by the Paying Seller to Purchaser, if required), to be applied against amounts owing to Purchaser by Seller Counterparties under the Transaction Documents, whether matured or unmatured, in such order as Purchaser may determine.

(c)       Each Seller Counterparty shall remain obligated under this Article 29 notwithstanding that, without any reservation of rights against any Seller Counterparty and without notice to or further assent by any Seller Counterparty, any demand by Purchaser for payment of any amounts owing to Purchaser by any other Seller under the Transaction Documents may be rescinded by Purchaser and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of set-off with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Purchaser, and this Agreement and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with its terms, as Purchaser may deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by Purchaser for the payment of amounts owing to Purchaser by Seller Counterparties under the Transaction Documents may be sold, exchanged, waived, surrendered or released. Purchaser shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to Purchaser by Seller Counterparties under the Transaction Documents, or any property subject thereto. When making any demand hereunder against any Seller Counterparty, Purchaser may, but shall be under no obligation to, make a similar demand on any the other Seller Counterparty, and any failure by Purchaser to make any such demand or to collect any payments from any other Seller Counterparty, or any release of such other Seller Counterparty shall not relieve any Seller Counterparty in respect of which a demand or collection is not made or Seller Counterparties not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Purchaser against Seller Counterparties. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(d)       Each Seller Counterparty waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to Purchaser by any other Seller Counterparty under the Transaction Documents and notice of or proof of reliance by Purchaser upon any Seller Counterparty or acceptance of the obligations of any Seller Counterparty under this Article 29, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of Seller Counterparties under this Article 29; and all dealings between Seller Counterparties, on the one hand, and Purchaser, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of Seller Counterparties under this Article 29. Each Seller Counterparty waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Seller Counterparty with respect to any amounts at any time owing to Purchaser by any Seller Counterparty under the Transaction Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Transaction Documents. Each Seller Counterparty understands and agrees that it shall continue to be liable under this Article 29 without regard to (i) the validity, regularity or enforceability of any other provision of this Agreement or any other Transaction Document, any amounts at any time owing to Purchaser by Seller Counterparties under the Transaction Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Purchaser, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller Counterparty against Purchaser, or (iii) any other circumstance whatsoever (with or without notice to or Knowledge of Seller Counterparties) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller Counterparties for any amounts owing to Purchaser by Seller Counterparties under the Transaction Documents, or of Seller Counterparties under this Agreement, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Seller Counterparty, Purchaser may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Seller Counterparty or any other Person or against any collateral security or guarantee related thereto or any right of set-off with respect thereto, and any failure by Purchaser to pursue such other rights or remedies or to collect any payments from any Seller Counterparty or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Seller Counterparty or any such other Person or any such collateral security, guarantee or right of set-off, shall not relieve any Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Purchaser against any Seller Counterparty.

(e)       Anything herein or in any other Transaction Document to the contrary notwithstanding, the maximum liability of any Seller Counterparty hereunder in respect of the liabilities of the other Seller Counterparty under this Agreement and the other Transaction Documents shall in no event exceed the amount which can be guaranteed by each Seller Counterparty under applicable federal and state laws relating to the insolvency of debtors.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

SELLER:

GP COMMERCIAL CB LLC, a Delaware limited liability company

By:	/s/ MICHAEL KARBER
Name:	Michael J. Karber
Title:	General Counsel

[Signature Page to Amended and Restated Master Repurchase Agreement]

SWINGLINE SUBSIDIARY:

GP COMMERCIAL CB SL SUB LLC, a Delaware limited liability company

By:	/s/ MICHAEL KARBER
Name:	Michael J. Karber
Title:	General Counsel

[Signature Page to Amended and Restated Master Repurchase Agreement]

PURCHASER:

CITIBANK, N.A.

By:	/s/ LINDSAY DECHIARO
Name:	Lindsay DeChiaro
Title:	Authorized Signatory

[Signature Page to Amended and Restated Master Repurchase Agreement]